SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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OGE ENERGY CORP.
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OGE ENERGY CORP.

Proxy Statement
and Notice of Annual Meeting

May 16, 2019

OGE Energy Corp.

April 1, 2019

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of OGE Energy Corp. at 10:00 a.m. on Thursday, May 16, 2019, at the Skirvin Hilton Hotel, Grand Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma.

The matters to be voted on at the meeting are listed in the Notice of Annual Meeting of Shareholders on the next page and described in detail in this Proxy Statement on the following pages.

We continue to take advantage of U.S. Securities and Exchange Commission rules that allow public companies to furnish proxy materials to their shareholders on the Internet. Consequently, we are mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the 2019 proxy statement and our 2018 annual report. We believe that this will provide you, our shareholders, with the information you need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please vote your shares or direct your vote by following the instructions described in your proxy card or in the Notice of Internet Availability of Proxy Materials you received in the mail. Your vote will be greatly appreciated. Brokers will not be able to vote their customers' shares for the election of directors, for the advisory vote on executive compensation or for the shareholder proposal unless their customers return voting instructions. Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for these matters.

Those shareholders arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on our current operations and outlook.

Your continued interest in the Company is most encouraging and, on behalf of our Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours,

Sean Trauschke
Chairman of the Board, President and Chief Executive Officer

Notice
2019 Annual Meeting of Shareholders

MEETING DATE:     Thursday, May 16, 2019
MEETING TIME:     10:00 a.m. CDT
LOCATION:         Skirvin Hilton Hotel
1 Park Avenue, Grand Ballroom
            Oklahoma City, Oklahoma 73102
RECORD DATE:        Monday, March 18, 2019

Shareholders owning OGE Energy Corp. common stock at the close of business on the Record Date, or their legal proxy holder, are entitled to vote at the Annual Meeting. A list of such shareholders will be available, as required by law, at our principal offices at 321 North Harvey, Oklahoma City, Oklahoma 73102. Your vote is important.

ANNUAL MEETING BUSINESS

Proposal			Board Recommendation	Page
1	Elect 10 directors	☑	FOR each director nominee	16
2	Ratify the appointment of Ernst & Young LLP as our principal independent accountants for 2019	☑	FOR	20
3	Hold an advisory vote to approve named executive officer compensation	☑	FOR	21
4	Consider a shareholder's proposal regarding simple majority vote	☒	AGAINST	23
5	Attend to any other business properly presented at this meeting

On or about April 1, 2019 we mailed to our shareholders either (1) a Notice of Internet Availability of Proxy Materials or (2) a copy of our proxy statement, a proxy card and our 2018 annual report.

Whether or not you plan to attend the annual meeting, please vote promptly. Shareholders or legal proxy holders or our guests may attend the annual meeting. If you plan to attend the meeting, please be prepared to present your photo identification at registration. The map on the final page will assist you in locating the Skirvin Hilton Hotel.

By Order of the Board of Directors,

Patricia D. Horn
Vice President - Governance and Corporate Secretary
April 1, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2019. The Company's notice of annual meeting of shareholders and proxy statement and 2018 annual report to shareholders are available on the Internet at www.proxyvote.com.

Proxy Statement

April 1, 2019
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Introduction
The Annual Meeting of Shareholders of OGE Energy Corp. (the "Company") will be held at the Skirvin Hilton Hotel, Grand Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma, on May 16, 2019, at 10:00 a.m. For the convenience of those shareholders who may attend the meeting, a map is printed on the final page that gives directions to the Skirvin Hilton Hotel. At the meeting, we intend to present the first four items in the accompanying notice of annual meeting for action by the owners of the Company's common stock, par value $0.01 per share ("Common Stock"). The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.
Your Board of Directors is providing you these proxy materials in connection with the solicitation of your proxy for use at the Annual Meeting of Shareholders. When you vote by Internet, telephone or mail (all as more particularly described below), you appoint Sean Trauschke and Luke R. Corbett as your representatives at the Annual Meeting of Shareholders. Mr. Trauschke and Mr. Corbett will vote your shares, as you have instructed them, at the Annual Meeting of Shareholders. This way, your shares will be voted whether or not you attend the Annual Meeting of Shareholders. Even if you plan to attend the Annual Meeting of Shareholders, it is a good idea to vote your shares in advance of the meeting, just in case your plans change. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Trauschke and Mr. Corbett will vote your shares, under your proxy, in accordance with their best judgment.

Internet Availability of Proxy Materials
We continue to take advantage of the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission ("SEC") that allow public companies to deliver to their shareholders a Notice of Internet Availability of Proxy Materials and to provide Internet access to the proxy materials and annual reports to shareholders.
Accordingly, on or about April 1, 2019, we will begin mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the 2019 proxy statement and our 2018 annual report. The Notice of Internet Availability of Proxy Materials will include instructions on accessing and reviewing our proxy materials and our 2018 annual report to shareholders on the Internet and will provide instructions on submitting a proxy on the Internet.
At the time we begin mailing our Notice of Internet Availability of Proxy Materials, we will also first make available on the Internet at www.proxyvote.com our notice of annual meeting, our proxy statement and our 2018 annual report to shareholders. Any shareholder may also request a printed copy of these materials by any of the following methods:

•	Internet at www.proxyvote.com;
•	e-mail at sendmaterial@proxyvote.com; or
•	telephone at 1-800-579-1639.

Pursuant to the SEC rules, our 2018 annual report to shareholders, which includes our audited consolidated financial statements, is not considered a part of, and is not incorporated by reference in, our proxy solicitation materials.

Voting Procedures
You may vote by mail, by telephone, by Internet, or in person. Please refer to the summary instructions below and those included on your Notice of Internet Availability of Proxy Materials or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee. To vote by mail, simply complete and sign the proxy card and mail it in the prepaid and pre-addressed envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the 10 named nominees for director, FOR the ratification of Ernst & Young LLP as the Company's principal independent accountants for 2019, FOR the approval of our named executive officer compensation in connection with the advisory vote on executive compensation and AGAINST the shareholder proposal regarding simple majority vote.

1 OGE Energy Corp. 2019 Proxy Statement

Shareholders of record also may vote by the Internet or by using the toll-free number listed on your Notice of Internet Availability of Proxy Materials or the proxy card. Telephone and Internet voting also is available to shareholders who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan ("DRIP/DSPP") and the Company's qualified defined contribution retirement plan (the "401(k) Plan"). The telephone voting and Internet voting procedures are designed to verify shareholders through use of an identification number that will be provided to you. These procedures allow you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your Notice of Internet Availability of Proxy Materials or your proxy card for specific instructions. Internet and telephone voting is available until 11:59 P.M. Eastern time on the day before the Annual Meeting of Shareholders. If you wish to vote in person, we will pass out written ballots at the meeting.
Only shareholders of record or their legal proxy holders as of the record date or our invited guests may attend the annual meeting in person. If you wish to attend the annual meeting and your shares are held in street name at a brokerage firm, bank, or other nominee, you will need to bring your notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. You may also request a legal proxy from your broker. You must be able to confirm your identity by presenting a valid photo identification, such as a driver's license.
No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted at the annual meeting. No banners, signs, firearms, or weapons will be allowed in the meeting room.
We reserve the right to inspect all items entering the meeting room.

Revocation of Proxy

If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting via Internet, by telephone or by voting at the meeting. Alternatively, you may provide a written statement to the Company (attention Patricia D. Horn, Vice President - Governance and Corporate Secretary) revoking your proxy.

Record Date; Number of Votes
If you owned shares of the Company's Common Stock at the close of business on March 18, 2019, you are entitled to one vote per share upon each matter presented at the meeting.
As of March 1, 2019, there were 200,174,701 shares of the Company's Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading "Security Ownership," no person holds of record or, to our knowledge, beneficially owns more than five percent of the Company's Common Stock.

Expenses of Proxy Solicitation
We will pay all costs associated with preparing, assembling, mailing and distributing the proxy cards and proxy statements except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote via the Internet. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or Internet. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation of proxies, at a fee of $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report

A Notice of Internet Availability of Proxy Materials or this proxy statement, the enclosed proxy and Annual Report are being distributed on or about April 1, 2019 to all of our shareholders who owned Common Stock on March 18, 2019.

Voting Under Plans
If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.
If you are a participant in our 401(k) Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

2019 Proxy Statement OGE Energy Corp. 2

Voting of Shares Held in Street Name by Your Broker
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting of Shareholders and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.
Brokerage firms have authority under New York Stock Exchange ("NYSE") rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for non-routine matters unless they have received voting instructions. Routine matters include the ratification of the Company's principal independent accountants. However, the election of directors, the advisory vote on named executive officer compensation and the shareholder proposal are not considered "routine" matters. Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' shares for which it has not received voting instructions on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting, but these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.
In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

CORPORATE GOVERNANCE
Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines ("Guidelines") that set forth the Company's corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company's shareholders by creating a valuable long-term business.
The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board's belief that the chief executive officer ("CEO") should be the only Company executive serving as a director, except as may be part of the succession process described below. The Guidelines also provide that unless approved by the Nominating and Corporate Governance Committee, a director will not be nominated to a new term if he or she would be 72 or older at the time of election. The Guidelines further provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. In addition, if a director retires from, or has another significant change in, his or her principal employment, the director should submit a letter of resignation for the Board's consideration.
The Guidelines provide that the Compensation Committee of the Board ("Compensation Committee") will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Board, with the assistance of the Nominating and Corporate Governance Committee, will evaluate potential successors to the CEO. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2018.
The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company's independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2018, the independent directors met in executive session one time and non-management directors met in executive session six times.
Our Code of Ethics, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the applicable SEC rules and the NYSE listing standards. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including our chief financial officer ("CFO") and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect

3 OGE Energy Corp. 2019 Proxy Statement

to the legislative and other governance requirements of the NYSE. Our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, are available for public viewing on the OGE Energy website at www.ogeenergy.com/governance. We will disclose any waivers to our code of ethics that applies to our CEO and our senior financial officers on our website.
Director Independence. The Board of Directors of the Company currently has 11 directors, ten of whom are independent within the meaning of the NYSE listing standards. Our Chairman, President and CEO is the only current director who is not independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the NYSE listing standards:

•
A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

•
A director who received, or whose immediate family member received, more than $120,000 during any 12-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any 12-month period of such compensation;

•
A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

•
A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

•
A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

•
A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries' present executives is or was serving on that company's compensation committee is not independent until three years after the end of such service or the employment relationship;

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company's consolidated gross revenues is not independent; and

•
No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the director's ability to exercise his or her independent judgment as a director.

•
With respect to any director who will serve on the Compensation Committee, the Board must also consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by us to such director and (ii) whether such director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries.

For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from the Company's subsidiary, Oklahoma Gas and Electric Company ("OG&E"), at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: Frank A. Bozich, James H. Brandi; Peter D. Clarke; Luke R. Corbett; David L. Hauser; Robert O. Lorenz; Judy R. McReynolds; David E. Rainbolt; J. Michael Sanner;

2019 Proxy Statement OGE Energy Corp. 4

and Sheila G. Talton. Mr. Trauschke does not meet the aforementioned independence standards because he is the current Chairman, President and CEO and an employee of the Company.
Standing Committees. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.ogeenergy.com/governance. The Board of Directors also has established a standing Executive Committee, whose members are all independent. The duties and responsibilities of these Board committees are reviewed regularly and are outlined below.
Leadership Structure. The Company's Corporate Governance Guidelines discussed above state that the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board, with the assistance of the Nominating and Corporate Governance Committee, to make a determination whenever it elects a new CEO.

Sean Trauschke currently serves as Chairman, President and CEO. At the time of his election as Chairman, the Board believed that it was in the best interest of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company's best interest; however, the Board may separate these positions in the future should circumstances change.

In an effort to strengthen independent oversight of management and to provide for more open communication, the Board designates a lead director on an annual basis. The lead director is elected by and from the independent Board members for a one-year term. Mr. Luke R. Corbett currently serves as the lead independent director. The responsibilities of our lead director are set out in our Guidelines and include:

•	Providing leadership to the Board if circumstances arise in which the role of the Chairman and CEO may be, or may be perceived by the lead director or independent directors to be, in conflict;

•	Presiding at all meetings of the Board at which the Chairman is not available;

•
Organizing, convening and presiding over executive sessions or meetings of the non-management and/or independent directors and promptly communicating the messages and directives approved by such directors at each such session or meeting to the Chairman and CEO;

•	Acting as the principal liaison between the independent directors and the Chairman and CEO;

•
Reviewing and approving all Board and committee agendas, approving information sent to the Board and providing input to management of the scope and quality of such information and on the Board's information needs;

•	Having authority to call a special meeting of the Board or the independent directors at any time, at any place, and for any purpose;

•	Being available for consultation and direct communication with our major shareholders;

•	Acting as a sounding board and advisor to the Chairman and CEO, including providing guidance to the Chairman and CEO on executing the long-term strategy;

•	Setting the agenda for any meeting of independent directors with inputs from other directors;

•
Contributing to annual performance review of the Chairman and CEO, and collecting and communicating to the Chairman and CEO the views and recommendations of the independent directors relating to his or her performance other than in connection with the annual performance review;

•	Participating in succession planning for the Chairman and CEO and talent retention/development of senior executives;

•	Encouraging director participation by fostering environment of open dialogue and constructive feedback among independent directors;

5 OGE Energy Corp. 2019 Proxy Statement

•	Helping ensure efficient and effective Board performance and functioning and conducting discussion of annual evaluation of Board performance;

•	Ensuring that the Board oversees and periodically reviews the Company's long-term strategy and management's execution of the long-term strategy;

•	Overseeing effective functioning of Board committees and providing inputs on functioning of the committee when needed;

•	Leading or participating in ad-hoc committees established to deal with extraordinary matters such as investigations, mergers and acquisitions, etc.; and

•	Performing such other duties as may be assigned from time-to-time by the independent directors.

Audit Committee Financial Expert. The Board has determined that Mr. Robert O. Lorenz, Mr. David L. Hauser, Mr. David E. Rainbolt and Mr. J. Michael Sanner meet the SEC definition of audit committee financial expert. Each of Mr. Lorenz, Mr. Hauser, Mr. Rainbolt and Mr. Sanner is an independent director.
Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the Compensation Committee has broad authority to develop and implement the Company's compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers;

•	recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans;

•	administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee;

•	approve all grants of stock options and other equity-based awards;

•	review and approve employment, severance or termination arrangements for any executive officers;

•	review and evaluate the impact of the Company's compensation policies and practices on the Company's risk profile and risk management;

•	review and approve all services, including the fees for such services, to be provided to the Compensation Committee or the Company by a compensation consultant and its affiliates; and

•	review Board compensation.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) "outside directors," previously described under Section 162(m) of the Internal Revenue Code of 1986 (the "Code").
The process for setting director and executive compensation in 2018 involved numerous steps. The Compensation Committee, with the assistance of Mercer Human Resources Consulting ("Mercer"), approved a peer group of companies for purposes of targeting executive compensation as discussed in the Compensation Discussion and Analysis on page 28. The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at

2019 Proxy Statement OGE Energy Corp. 6

the beginning of the year. These reviews were used by the CEO in making compensation recommendations to the Compensation Committee.
The balance of the process for setting director and executive compensation for 2018 involved actions taken by the Compensation Committee. The Compensation Committee met in November 2017 and February 2018 to address 2018 compensation. At the November 2017 meeting, the Compensation Committee reviewed with the CEO the performance evaluations of each officer (other than the CEO). The Compensation Committee at its November 2017 meeting also reviewed and discussed with the CEO his recommendations for each member of management (other than the CEO) of 2018 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO's performance at its November 2017 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2018. Following these discussions, the Compensation Committee set 2018 salaries and, subject to potential adjustment at its meetings in February 2018, target annual incentive awards and target long-term compensation awards for each officer. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or long-term incentives were not set at the November 2017 meeting but, instead, were left for consideration at the scheduled meeting in February 2018. Senior management in making compensation recommendations for an executive in 2018, and the Compensation Committee in deciding the executive's compensation, used as a primary guideline the median market pay data provided by Mercer for an executive with similar responsibilities in the Company peer group. At its meeting in November 2017, the Compensation Committee also reviewed and set compensation for the directors, which is described below under "Director Compensation."
Prior to the Compensation Committee's meeting in February 2018, the Company's senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2018 annual incentive awards or 2018 long-term compensation awards to occur.
At the Compensation Committee's meeting in February 2018, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2018 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2018 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted for officers entirely of performance units, as well as the amount of performance units that would be granted.
In 2017, the Compensation Committee engaged Mercer as its executive compensation consultant for 2018. As part of this engagement, Mercer reviewed the Company's current director and executive officer compensation, confirmed the peer group to be used for assessment of director and executive officer compensation and assessed the competitiveness of the Company's director and executive officer compensation. Mercer also provided perspectives on market trends. During 2018, Mercer received $81,000 in fees for director and executive officer compensation advisory services to the Compensation Committee. Separately, Mercer and its affiliates received $58,380 in fees for other services, which related to routine miscellaneous services including annual compensation surveys. The decision to engage Mercer and its affiliates for these other services was reviewed and approved by the Compensation Committee. For the reasons described below, the Compensation Committee does not believe that the provision of these services affected the objectiveness of the executive compensation advice it receives from Mercer. Since the latter half of 2015, the Company has not used Mercer for any services other than the services described above.
Although the Company retains Mercer and its affiliates for other services, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer's or its affiliates' relationships with the Company because of the procedures Mercer and the Compensation Committee have in place. In particular, we have been informed by Mercer that:

•	the executive compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the executive compensation consultant is not responsible for selling other Mercer or affiliate services to the Company; and

•
Mercer's professional standards prohibit the individual executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations.

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In addition:

•	the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•
the Compensation Committee reviewed and approved all services, including the fees for such services to be provided to the Compensation Committee or the Company by the executive compensation consultant and its affiliates;

•	the executive compensation consultant has direct access to the Compensation Committee without management intervention;

•
the Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when such consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. This approach is intended to protect the Compensation Committee's ability to receive objective advice from the executive compensation consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

For the reasons discussed above, and after considering certain independence-related factors, including:

•	whether Mercer provides other services to the Company;

•	fees received by Mercer from the Company;

•	conflict of interest policies of Mercer;

•	any business or personal relationships between the individual executive compensation consultant and members of the Company's Compensation Committee;

•	any ownership of the Company's Common Stock by the individual executive compensation consultant; and

•	any business or personal relationships between the individual executive compensation consultant or Mercer and an executive officer of the Company,

the Compensation Committee determined that there are no conflicts of interest with respect to the consulting services provided by Mercer.
Risk Oversight. During 2018, the Company's Director of Investor Relations and Risk served as chairman of the Company's Risk Oversight Committee, which consists primarily of corporate officers and is responsible for the overall development, implementation and enforcement of strategies and policies for all market risk management activities of the Company. The Risk Oversight Committee's responsibilities include review of:

•	the existing risk exposure and performance of the Company's business units;

•	existing credit and market risk measurement methodologies;

•	counterparty credit limit structures;

•	fuel procurement activities;

•	policy change requests; and

•	violations of risk policies.

2019 Proxy Statement OGE Energy Corp. 8

On a quarterly basis during 2018, the Risk Oversight Committee, through the Director of Investor Relations and Risk, reported to the Audit Committee of the Company's Board of Directors ("Audit Committee") on the Company's risk profile affecting anticipated financial results, including any significant risk issues. This report was followed by an executive session with the Director of Investor Relations and Risk at which only members of the Audit Committee were present. At each quarterly Audit Committee meeting, the Audit Committee also receives a report on compliance with the Company's Code of Ethics, any material pending or threatened litigation, significant regulatory issues or proceedings, and the status of any governmental audits or inquiries.
As noted, the Risk Oversight Committee, in 2018, reported the described risk management activities of the Company and its results to the Audit Committee. The Audit Committee reviewed our financial risk exposures and the steps taken to manage and prioritize the risks based on input from the officers responsible for the management of those risks. Other committees of our Board oversee certain areas of risk that pertain to that committee's area of oversight. The Compensation Committee addresses potential risks arising from our general compensation programs for all employees. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the Company's plans to address various material events that could affect the Company which in the past few years has included cybersecurity risks and our business continuity program. In 2018, the cybersecurity updates and business continuity program were reviewed and discussed with the full Board. The Nominating and Corporate Governance Committee also reviews and reports to the Board on the Company's environmental initiatives and compliance strategies and these reports have been reviewed at the Board of Directors' meetings during 2018.
Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate with members of the Board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company's principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.
Board Attendance at Annual Meeting of Shareholders. The Company encourages each of its Board members to attend the Annual Meeting of Shareholders, and the directors are expected to attend whenever reasonably possible. All ten of the directors who were nominated for election in 2018 attended the Annual Meeting of Shareholders in 2018.
Related Party Transaction Policy and Related Party Transactions; Prohibition on Loans. The Company's Code of Ethics provides that all employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company. The Company's Code of Ethics provides, among other things, that (i) conflicts of interest may arise when an individual or someone in his or her immediate family receives improper personal benefits as a result of the employee's position, (ii) employees should not authorize business with any firm in which they, or a member of their immediate family, have a direct or indirect interest and (iii) employees should, as a general rule, avoid accepting a gift or invitation of such value (generally in excess of $100) that acceptance could create, or appear to create, an obligation to a person or company with whom the Company does business. The charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee is to consider possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts of interest. Similarly, the charter of the Audit Committee provides that the Audit Committee is to periodically obtain reports regarding compliance with the Company's Code of Ethics. If a conflict is found to exist, the matter will be discussed with the employee and the following options will be considered: (i) the employee will be asked to end the activity that caused the conflict; (ii) realignment of job responsibilities or assignment or (iii) if (i) and (ii) are not possible, employment will be terminated. Only the Board or a committee of the Board can waive this provision for executive officers, and any waiver will be promptly disclosed to the public. The Company's Corporate Governance Guidelines provide that, except for employment arrangements with the CEO, the Company will not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, present a conflict of interest, or is otherwise prohibited by law, rule or regulation and includes (i) directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director or member of management of the Company and (ii) significant business dealings with directors or their affiliates, substantial charitable contributions to organizations in which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board or a Board committee and must be promptly disclosed to the Company's shareholders. The Company does not have a related party transaction policy for persons other than employees and directors and their affiliates. Except as discussed above, the Company has not prescribed any specific standards to be applied when determining whether a conflict exists or whether a waiver of any such conflict should be made. In addition, the Company's Stock Incentive Plan prohibits all loans to executive officers.

9 OGE Energy Corp. 2019 Proxy Statement

Prohibition on Hedging. Our insider trading policy prohibits our directors and executive officers from engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds.
Auditors; Audit Partner Rotation. As described on page 20, the Company is requesting that the shareholders ratify the selection of Ernst & Young LLP as the Company's principal independent accountants for 2019. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.
Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and the Company's Board of Directors during 2004. The Compensation Committee has reviewed the stock ownership guidelines in each subsequent year including 2018, and has, from time to time, revised such guidelines. The terms of these guidelines are explained on page 37 in the Compensation Discussion and Analysis.
Director Qualifications and Nomination Process. It is expected that the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders in accordance with our bylaws. Our bylaws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareholders, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth the information concerning you and the nominee(s) that is required in our bylaws.

Our bylaws were also amended in 2017 to permit a shareholder (or group of up to 20 shareholders) owning three percent or more of the Company's Common Stock continuously for at least three years to nominate, and include in the Company's proxy materials for an Annual Meeting of Shareholders, director candidates up to an aggregate limit of the greater of (i) 20 percent (or if such amount is not a whole number, the closest whole number below 20 percent) of the Company's Board of Directors or (ii) two, provided that the shareholder (or group) and each nominee satisfy the requirements specified in the bylaws. In order to utilize these so called "proxy access" provisions, the shareholder must provide notice of such nominations to the Corporate Secretary no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed or released to its shareholders its proxy statement for the prior year's Annual Meeting of Shareholders. For the 2020 annual meeting, this means that the notice must be provided no earlier than November 3, 2019 and no later than December 3, 2019. The requirements relating to nominating shareholders, the nominees and the information to be included in the notice are set forth in our bylaws.

The Nominating and Corporate Governance Committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Nominating and Corporate Governance Committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareholder perception, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and, in the case of an incumbent director, the individual's level of performance as a director of the Company. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as they evaluate other candidates.

The Nominating and Corporate Governance Committee has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the Nominating and Corporate Governance Committee includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender. The needs of the Board and the factors that the Nominating and Corporate Governance Committee considers in evaluating candidates are reassessed on an annual basis, when the committee's charter is reviewed.

In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. Mr. Rainbolt, who was elected to the Board effective in January 2019, was identified as a potential candidate by members of the Board and Mr. Trauschke. Following an evaluation of Mr. Rainbolt's qualifications and interviews of Mr. Rainbolt by Mr. Trauschke and all members of the Board, Mr. Rainbolt was recommended by the Nominating and Corporate Governance Committee for election to the Board effective January 1, 2019.

2019 Proxy Statement OGE Energy Corp. 10

The following is a discussion for each nominee for director of the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to recommend to the Board, and for the Board to conclude, that the individual should be serving as a director of the Company.

Frank A. Bozich. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Bozich should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Bozich's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, and his prior experience particularly in leading and developing resins and chemicals businesses that rely heavily on energy services and products such as those delivered by the Company and that are subject to extensive environmental regulations that will bring a unique perspective and be a benefit to the Company's customer-focused business.

James H. Brandi. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brandi should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brandi's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as a Managing Director of BNP Paribas Securities Corp., UBS Securities, LLC and Dillon, Read & Co. Inc., his academic achievements at Harvard Business School and at Yale University, his prior experience as a director of a publicly-held utility business, his current and past experience as a director of publicly-held companies, including his service as chairman of the board of one company and member of the audit committees of two companies, his current performance as Chair of the Board's Nominating and Corporate Governance Committee, his ability to interact well with other directors, his financial accounting and corporate finance acumen and his ability to bring additional views on numerous issues facing the utility and pipeline industries. Also, as a result of his business career and his service on the Board, the Board and the Nominating and Corporate Governance Committee believe that Mr. Brandi will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Peter D. Clarke. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Clarke should continue serving as a director of the Company based, in large part, on his business and legal skills, particularly his corporate finance and corporate governance experience relating to the energy and public utility industries. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Clarke's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his understanding of business trends generally and in industries relevant to the Company, and his knowledge of corporate finance and corporate governance matters relevant to publicly-traded companies, including regulated entities. Also, as a result of his legal career and current and past understanding of the utility industry generally and knowledge of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Clarke will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Luke R. Corbett. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Corbett should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills, including his current level of performance as Lead Director, and as a director of the Company. Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Corbett's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman and chief executive officer of a large, multi-national, publicly-held energy company, his current and prior experience as a director of publicly-held corporations, his ability to interact well with other directors, his active involvement for many years in civic and charitable matters affecting many of the communities served by the Company, his understanding of management trends generally and in industries relevant to the Company, including his current and prior leadership experience in the oil and gas sector and operating experience in the midstream energy industry, his prior performance as Chair of the Board's Compensation Committee and his financial accounting and corporate finance acumen. Also, as a result of his business career and service as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Corbett will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy. Specific to the Company's ownership in Enable Midstream Partners, LP ("Enable"), Mr. Corbett's past leadership and operating experience in the midstream energy industry has been an area that the Board believes that Mr. Corbett will continue to provide knowledgeable advice to the Company's other directors and senior management.
David L. Hauser. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Hauser should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Hauser's integrity, his intelligence, his qualifying as an independent director under the NYSE

11 OGE Energy Corp. 2019 Proxy Statement

listing standards, his prior extensive experience in financial leadership in regulated businesses, his current leadership experience as non-executive chairman of the board and chair of the nominating and corporate governance committee of another publicly-held business, his prior performance as chair of the audit committee of another public company, his qualification as a "financial expert," his financial accounting and corporate finance acumen and his ability to bring additional views on numerous issues facing the utility industry and in the development and execution of the Company's strategy.
Judy R. McReynolds. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. McReynolds should continue serving as a director of the Company based, in large part, on her demonstrated business and leadership skills and her level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. McReynolds' integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as chairman, president, chief executive officer and director of ArcBest Corporation, a publicly-held freight transportation and logistics services company, her ability to interact well with other directors, her involvement in civic and charitable matters, her understanding of management trends generally and in industries relevant to the Company, her current performance as Chair of the Board's Compensation Committee and her financial accounting and corporate finance acumen. Also, as a result of her business career and her prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Ms. McReynolds will continue to provide knowledgeable advice, particularly to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.

David E. Rainbolt. Mr. Rainbolt was elected as a director by the Board at its meeting on December 5, 2018, effective as of January 1, 2019. This action was preceded by a review by the Nominating and Corporate Governance Committee of his qualifications and interview of Mr. Rainbolt by the Committee and other members of the Board. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Rainbolt should serve as a director of the Company based, in large part, on his demonstrated business and leadership skills, particularly his accounting and corporate finance acumen. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Rainbolt's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his involvement and active service in numerous civic and charitable matters affecting many of the communities served by the Company and his qualification as a "financial expert." Also, as a result of his business career in banking and current and past understanding of the Oklahoma communities and knowledge of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Rainbolt will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.

J. Michael Sanner. The Nominating and Corporate Governance Committee recommended and the Board concluded that Mr. Sanner should continue serving as a director of the Company based, in large part, on his business skills, particularly his accounting and corporate finance acumen. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Sanner's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his involvement in accounting governance matters, his understanding of management trends generally and in industries relevant to the Company, his qualification as a "financial expert" and his knowledge of financial and accounting matters relevant to regulated entities. Also, as a result of his business career and current and past understanding of the utility industry generally and knowledge of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Sanner will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.

Sheila G. Talton. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. Talton should continue to serve as a director of the Company based, in large part, on her demonstrated business skills and her level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. Talton's integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as a director of publicly-held companies, her strong experience in information technology and cybersecurity and her involvement in civic and charitable matters. Also, the Board and Nominating and Corporate Governance Committee believe that Ms. Talton's expertise in the information technology area brings an important perspective in light of our smart grid implementation and other efforts to leverage technology to improve the utility customer experience and drive operational efficiency and Company strategy.

2019 Proxy Statement OGE Energy Corp. 12

Sean Trauschke. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Trauschke should continue serving on the Board based, in large part, on his demonstrated business, management and leadership skills, on the Board's policy to have the CEO serve as a member of the Board and on his level of performance as Chairman, President and CEO. Specifically, the Board and the Nominating and Corporate Governance Committee were familiar with Mr. Trauschke's integrity and intelligence from his service as President of the Company and his prior service as Chief Financial Officer of the Company.
For additional information concerning the directors, please see "Proposal No. 1 – Election of Directors" below.

13 OGE Energy Corp. 2019 Proxy Statement

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors serving in 2018 was also a director of OG&E during 2018. The Board of Directors of the Company and OG&E met on seven occasions during 2018. Each director attended at least 93 percent of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served during 2018.

Committees. The standing committees of the Company's Board of Directors include a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and an Executive Committee.
The members of these committees, the general functions of the committees and number of committee meetings in 2018, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2018
Compensation Committee:	Oversees	5
James H. Brandi	• compensation of directors and principal officers
Luke R. Corbett	• executive compensation
David L. Hauser	• benefit programs
Kirk Humphreys*
Judy R. McReynolds**
Sheila G. Talton

Audit Committee:	Oversees financial reporting process	4
Frank A. Bozich	• evaluate performance of independent auditors
David L. Hauser	• select independent auditors
Kirk Humphreys*	• discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination
Robert O. Lorenz***	• review interim financial statements and annual financial statements to be included in Form 10-K and Form 10-Q
J. Michael Sanner***	• oversees risk assessment and risk policies

Nominating and Corporate Governance Committee:	Reviews and recommends to the Board	4
Frank A. Bozich	• nominees for election as directors
James H. Brandi**	• membership of director committees
Robert O. Lorenz	• succession plans
Judy R. McReynolds	• various corporate governance issues
J. Michael Sanner	Review and report to the Board on environmental initiatives and compliance strategies
Sheila G. Talton	Review and make recommendations to the Board regarding plans to address material events that could affect the Company, including cybersecurity and business continuity

Executive Committee:	Performs duties of the Board during intervals between Board meetings	1
James H. Brandi
Luke R. Corbett****
Robert O. Lorenz
Judy R. McReynolds

* Mr. Humphreys' service with the Board was completed on May 17, 2018.
** Chair
*** Mr. Lorenz served as Chair of the Audit Committee during 2018 and will serve in that capacity through April 30, 2019.
       Mr. Sanner was elected Chair of the Audit Committee on February 20, 2019, effective May 1, 2019.

**** Lead Director

2019 Proxy Statement OGE Energy Corp. 14

Director Compensation. Compensation of non-management directors of the Company in 2018 included an annual retainer fee of $225,000, of which $100,000 was payable in cash in quarterly installments and $125,000 was deposited in the director's account under the Company's Deferred Compensation Plan and converted to 3,028.1 common stock units based on the closing price of the Company's Common Stock on December 11, 2018. In 2018, the non-management directors did not receive additional compensation for attending Board or committee meetings but were instead paid a quarterly cash retainer. The lead director received an additional $25,000 cash retainer in 2018. The chair of the Audit Committee received an additional $15,000 cash retainer in 2018. The chair of each of the Compensation and Nominating and Corporate Governance Committees received an additional $12,500 annual cash retainer in 2018. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E in 2018.
Under the Company's Deferred Compensation Plan, non-management directors may defer payment of all or part of their quarterly cash retainer fee, which deferred amounts in 2018 were credited to their accounts as of the quarterly scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2018, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.
On December 4, 2018, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the annual equity retainer, noted above, credited on December 11, 2018, from $110,000 to $125,000.

Director Compensation for 2018
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank A. Bozich	$105,000	$125,000	—	—	—	—	$230,000
James H. Brandi	$112,500	$125,000	—	—	—	—	$237,500
Peter D. Clarke	$91,667	$114,583	—	—	—	—	$206,250
Luke R. Corbett	$125,000	$125,000	—	—	—	—	$250,000
David L. Hauser	$105,000	$125,000	—	—	—	—	$230,000
Kirk Humphreys (2)	$41,667	$—	—	—	—	—	$41,667
Robert O. Lorenz	$120,000	$125,000	—	—	—	—	$245,000
Judy R. McReynolds	$112,500	$125,000	—	—	—	—	$237,500
J. Michael Sanner	$105,000	$125,000	—	—	—	—	$230,000
Sheila G. Talton	$100,000	$125,000	—	—	—	—	$225,000

(1)
Amounts in this column represent the dollar value of the annual retainer that was deposited in the director's account under the Company's Deferred Compensation Plan in December 2018. At December 31, 2018, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Bozich, 9,899 common stock units; Mr. Brandi, 31,023 common stock units; Mr. Clarke, 2,776 common stock units; Mr. Corbett, 135,309 common stock units; Mr. Hauser, 15,723 common stock units; Mr. Humphreys, 11,517 common stock units; Mr. Lorenz, 114,592 common stock units; Ms. McReynolds, 25,019 common stock units; Mr. Sanner, 8,422 common stock units; and Ms. Talton, 20,017 common stock units.

(2)	Mr. Humphreys' service with the Board was completed on May 17, 2018; therefore, he received quarterly installments of the cash retainer fee through this effective date of service.

15 OGE Energy Corp. 2019 Proxy Statement

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 11 members. The term of each director will expire at this year's Annual Meeting of Shareholders, and Mr. Robert O. Lorenz will retire from the Board effective at the Annual Meeting. The following persons are the nominees of the Board to be elected for a one-year term at the Annual Meeting of Shareholders to be held on May 16, 2019: Mr. Frank A. Bozich, Mr. James H. Brandi, Mr. Peter D. Clarke, Mr. Luke R. Corbett, Mr. David L. Hauser, Ms. Judy R. McReynolds, Mr. David E. Rainbolt, Mr. J. Michael Sanner, Ms. Sheila G. Talton and Mr. Sean Trauschke. The term of each nominee will continue until their successors are elected and qualified. Each of these nominees is currently a director of the Company and OG&E.
The retirement policy set forth in the Company's Corporate Governance Guidelines provides that absent approval of the Nominating and Corporate Governance Committee, no director may be nominated to a new term if he or she would be 72 or older at the time of election. For the 2019 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee considered whether to approve the nomination of Mr. Luke R. Corbett, who will be 72 at the time of election.

The Nominating and Corporate Governance Committee believes that it is important to exercise judgment in the implementation of the retirement policy to avoid mandating the retirement of existing Board members who otherwise possess desired expertise, engagement and leadership abilities to fulfill their duties. The Nominating and Corporate Governance Committee also believes the retirement policy should be applied in light of the overall composition and tenure of the Board to ensure it has the right balance of experience and independence.

Specifically with respect to Mr. Corbett, the Nominating and Corporate Governance Committee considered a number of factors, including the following:

•	his service as lead director;

•
his current and prior leadership and experience in the oil and gas sector, specifically his operating experience in the midstream energy industry, which is important in light of the Company's interest in Enable;

•
his experience in the natural gas industry that is directly applicable to both the utility and the midstream businesses and his knowledge and understanding of Oklahoma regulatory environment and communities, making his service on the Board particularly valuable and difficult to replace; and

•
his continuation on the Board does not materially affect the average tenure of our Board members, which is approximately six years (excluding Mr. Corbett, the average tenure is approximately four years) as three new Board members have been added within the last two years.

Based on the foregoing factors, on February 19, 2019, the Nominating and Corporate Governance Committee approved Mr. Corbett's nomination for re-election to the Board at the 2019 Annual Meeting of Shareholders and recommended that the Board of Directors nominate Mr. Corbett. In light of the Nominating and Corporate Governance Committee's approval and recommendation, as well as Mr. Corbett's leadership, experience, skill set and active engagement, the Board of Directors on February 20, 2019, nominated Mr. Corbett for re-election at the 2019 Annual Meeting of Shareholders.

Proxies solicited by the Board of Directors will be voted "FOR" the election of each of the 10 nominees as director, unless a different vote is specified. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. All nominees own less than 0.2 percent of any class of voting securities of the Company.

As discussed above, Mr. Robert O. Lorenz will retire from the Board effective at the Annual Meeting. Mr. Lorenz has served as a director of OGE Energy and OG&E since July 2005. The Board of Directors expresses its sincere appreciation and thanks to Mr. Lorenz for his contributions and dedicated service.

The following contains certain information concerning the nominees for director.

2019 Proxy Statement OGE Energy Corp. 16

FRANK A. BOZICH, 58, is President and CEO at Trinseo, a global materials company and manufacturer of plastics, latex binders and synthetic rubber. He has served as President and CEO of Trinseo since March 2019. Prior to joining Trinseo, from 2013 to 2019, Mr. Bozich was the Chief Executive Officer of the SI Group, Inc., a global developer and manufacturer of phenolic resins and chemicals. Mr. Bozich also previously held several executive management positions at BASF Corporation, a multi-national chemicals and manufacturing corporation, including President of BASF's Catalysts Division from 2010 to 2013, Group Vice President of Precious and Base Metal Service and Group Vice President of the Integration Management Office. He was previously Group Vice President of Enterprise Technologies and Ventures at Engelhard Corporation, which was acquired by BASF in 2006. Mr. Bozich previously served as a director of SI Group, Inc. and the Ellis Medicine Board of Trustees. Mr. Bozich has been a director of the Company and of OG&E since February 2016 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

JAMES H. BRANDI, 70, is a former Managing Director of BNP Paribas Securities Corp., an investment banking firm, where he served from 2010 until his retirement in late 2011. From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm that was acquired by BNP Paribas in 2010. From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group. Prior to 2001, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi is a trustee emeritus of The Kenyon Review. Mr. Brandi currently serves as a director and chairman of Carbon Energy Corporation and served as a member of the board of directors of Approach Resources Inc. from 2007 to 2017. Mr. Brandi has been a director of the Company and of OG&E since February 2010 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the Executive Committee of the Board.

PETER D. CLARKE, 68, is a retired energy lawyer. Mr. Clarke served as a partner of Jones Day from 2011 through December 31, 2016 and served as Co-Chair of the energy practice at Jones Day. Prior to his retirement from the firm at the end of 2017, he was employed by Jones Day as Of-Counsel for the period of January 1, 2017 through December 31, 2017. Mr. Clarke worked as legal counsel representing the public utility and energy industries for more than 40 years. His energy practice focused on corporate finance, disclosure obligations under the federal securities laws, corporate governance and mergers and acquisitions. Mr. Clarke has also participated in a variety of community, charitable and professional organizations. Mr. Clarke has been a director of the Company and of OG&E since February 2018.

LUKE R. CORBETT, 72, is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He had been employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee Corporation on September 1, 2006, having served as Chairman and Chief Executive Officer since 1997, President and Chief Operating Officer from 1995 to 1997 and Group Vice President from 1992 to 1995. Mr. Corbett currently serves as a member of the Board of Directors of Chesapeake Energy Corporation and served as a member of the Board of Directors of Anadarko Petroleum Corporation from 2006 to 2014. Mr. Corbett has been a director of the Company and OG&E since December 1996. He serves as Lead Director of the Board and is a member of the Compensation Committee and the Executive Committee of the Board.

DAVID L. HAUSER, 67, is the former Chairman and Chief Executive Officer of FairPoint Communications, Inc., a provider of communication services located in Charlotte, N.C. He served in the role from July 2009 to August 2010 and thereafter served as a consultant until March 2011. In October, 2009, FairPoint Communications, Inc. filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. From 1998-2009, Mr. Hauser held leadership positions with Duke Energy Corporation including group executive and chief financial officer and vice president and treasurer. Mr. Hauser also currently serves as a non-executive chairman of the board and chair of the nominating and corporate governance committee of EnPro Industries, Inc. He is a former member of the board of trustees of the University of North Carolina at Charlotte, and he has retired as a member of the North Carolina Association of Certified Public Accountants. Mr. Hauser has been a director of the Company and OG&E since July 2015 and is a member of the Audit Committee and Compensation Committee of the Board.

17 OGE Energy Corp. 2019 Proxy Statement

JUDY R. MCREYNOLDS, 56, is Chairman, President and Chief Executive Officer of ArcBest Corporation, headquartered in Fort Smith, Ark., a full-service logistics solutions provider of domestic and global transportation services. Ms. McReynolds has served as Chairman of the Board of Directors of ArcBest Corporation since April 2016 and has been a member of ArcBest Corporation's Board of Directors since she was named President and Chief Executive Officer on January 1, 2010. Ms. McReynolds previously served as senior vice president, chief financial officer and treasurer from 2006 through 2009 and was vice president and controller from 2000 to early 2006. Ms. McReynolds serves on the board of First Bank Corp. (Fort Smith, Ark.), as well as various other local community, educational and transportation industry boards. Ms. McReynolds has been a director of the Company and of OG&E since July 2011 and is Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and the Executive Committee of the Board.

DAVID E. RAINBOLT, 63, is Executive Chairman of BancFirst Corporation, a financial holding company which provides retail and commercial banking services through its principal wholly-owned subsidiary, BancFirst, a state-chartered bank headquartered in Oklahoma City. He has served as the Executive Chairman of BancFirst Corporation since March 2017 and previously served as President and Chief Executive Officer from January 1992 to May 2017. In addition to serving as a director of BancFirst Corporation, Mr. Rainbolt currently serves as a director of a number of community, charitable, professional and governmental boards, including Dean A. McGee Eye Institute (Chair), Trustee of the University of Oklahoma Foundation and Oklahoma Medical Research Foundation. Mr. Rainbolt has been a director of the Company and of OG&E since January 2019 and is a member of the Audit Committee of the Board.
'

J. MICHAEL SANNER, 65, is a retired audit partner of the Ernst & Young LLP accounting firm. Mr. Sanner joined the accounting firm of Arthur Andersen LLP following college and has over 37 years of experience providing assurance services to both public and private companies primarily in the energy sector. Prior to his retirement in June 2013, Mr. Sanner served as Assurance Partner at Ernst & Young LLP. Mr. Sanner currently serves on the board of Bank 7. In addition, Mr. Sanner serves as a member of the Oklahoma Accountancy Board and has been involved in numerous civic, professional and charitable organizations. Mr. Sanner has been a director of the Company and OG&E since September 2017 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board. On February 20, 2019, Mr. Sanner was elected Chair of the Audit Committee, effective May 1, 2019.

SHEILA G. TALTON, 66, currently serves as President and CEO of Gray Matter Analytics, a consultancy offering data analytics and predictive modeling services and solutions to organizations in the financial services and health care industries. Prior to founding Gray Matter Analytics in 2013, she served as President and Chief Executive Officer of SGT Ltd., a strategy and technology consulting business, from 2011 to 2013 and in a variety of leadership positions with global technology leaders Cisco Systems Inc., including as Vice President, Office of Globalization from 2005 to 2011, and Electronic Data Systems as well as other leading technology firms. Ms. Talton currently serves on the boards of Wintrust Financial Corporation, Deere & Company and Sysco Corporation. From 2010 until 2015, Ms. Talton served on the board of ACCO Brands Corporation. She has been a Congressional appointee on the U.S. White House Women's Business Council. She also has been recognized as one of the "Top 10 Women in Technology" by Enterprising Women and as "Entrepreneur of the Year" by the National Federation of Black Women Business Owners. She serves on the boards of several nonprofit organizations including Chicago's Northwestern Memorial Foundation, the Chicago Shakespeare Theater and the Chicago Urban League. Ms. Talton has been a director of the Company and of OG&E since September 2013 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

SEAN TRAUSCHKE, 52, currently serves as Chairman, President and Chief Executive Officer of the Company and OG&E. Mr. Trauschke has been Chief Executive Officer of the Company since June 2015. He has been President of OG&E since July 2013 and President of OGE Energy since August 2014 and was named as Chairman of the Board in December 2015. From 2009 until 2013, he held the position of Vice President and Chief Financial Officer of the Company and OG&E. Mr. Trauschke also serves on the Board of Directors for Enable GP (the general partner of Enable). He also serves on the boards of the State Chamber of Oklahoma, United Way of Central Oklahoma, Greater Oklahoma City Chamber, Oklahoma Hall of Fame and other local community organizations. Mr. Trauschke has been on the board of the Company and OG&E since May 2015.

2019 Proxy Statement OGE Energy Corp. 18

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the election of the 10 nominees as director. Broker non-votes will be treated as shares not entitled to be voted and will have no effect on the outcome of the proposal. Any incumbent director who is not reelected in an election in which majority voting applies is required to tender his or her resignation promptly to the Board. The Nominating and Governance Committee will then consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 100 days following certification of the shareholders' vote and will promptly disclose its decision regarding whether to accept the director's resignation offer. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. If a director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If a director's resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the bylaws.
The Board of Directors recommends a vote "FOR" the election of each of the 10 nominees as director. Proxies solicited by the Board of Directors will be voted "FOR" the election of each of the 10 nominees as director, unless a different vote is specified.

19 OGE Energy Corp. 2019 Proxy Statement

PROPOSAL NO. 2 -
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2019
The Audit Committee has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2019. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.
While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company's principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Ernst & Young LLP as the Company's principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify this appointment, the Audit Committee may investigate the reasons for the shareholders' rejection and may consider whether to retain Ernst & Young LLP or to appoint another principal independent accountant. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareholders at the Annual Meeting of Shareholders.
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2019. Abstentions from voting in this matter are treated as votes against.
The Board of Directors recommends a vote "FOR" the ratification of the appointment of the Company's principal independent accountants. Proxies solicited by the Board of Directors will be voted "FOR" the ratification of the appointment of the Company's principal independent accountants, unless a different vote is specified.

2019 Proxy Statement OGE Energy Corp. 20

PROPOSAL NO. 3 -
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs, that is sometimes referred to as "say on pay," for our CEO and the other four officers named in the Summary Compensation Table on page 39 (who we refer to as "Named Executive Officers"). Accordingly, you may vote on the following resolution at the 2019 Annual Meeting of Shareholders:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED."

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, intend to consider the outcome of the vote when making future executive compensation decisions and, in particular, to consider any significant negative voting results to the extent they can determine the cause or causes for such votes. The Board has determined that, consistent with its prior recommendation for an annual advisory vote on executive compensation and the voting results from its shareholders at last year's Annual Meeting of Shareholders on the frequency of shareholder votes on executive compensation, until the next vote on the frequency of shareholder votes on executive compensation, OGE Energy will hold future advisory votes on executive compensation every year. The next advisory vote on the frequency of shareholder votes on executive compensation will occur at our 2023 annual meeting.

As discussed in the Compensation Discussion and Analysis, our 2018 executive compensation program is premised on providing competitive and responsible levels of compensation that are substantially performance-based so as to align the interests of our executive officers with those of our shareholders. Payouts of annual and long-term incentive awards require the achievement of specific goals established by the Compensation Committee that are designed to benefit our shareholders and the Company, both in the long and short term.

Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus, with the amount of the bonus being dependent on the level of achievement of specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan generally are equity-based, with the amount ultimately paid to an officer being dependent on the level of achievement, usually over a three-year period, of specific Company performance goals that in 2018 were tied directly to total shareholder return compared to a broad utility peer group and to growth in consolidated earnings or OG&E earnings. The terms of these equity-based awards have not permitted any adjustments to calculating total shareholder return or earnings growth for unusual one-time events. By having a significant portion of our executives' compensation dependent on the level of achievement of various performance goals, our 2018 executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below average performance, for their compensation to be below competitive levels. The Company believes that it sets challenging performance targets as illustrated by the incentive compensation actually paid to our Named Executive Officers. Over the last five years, Named Executive Officers have averaged an Annual Incentive Plan payout of 81 percent of their target awards and a long-term incentive payout of 47 percent of their target awards, with no long-term incentive payout for two of the five years.

We believe the Company's executive compensation program strikes the appropriate balance between utilizing responsible pay practices and effectively incentivizing our executives to create value for our shareholders. This balance is evidenced by the following:

•	Our executive compensation was approved by more than 90 percent of our shareholders who voted at last year's Annual Meeting of Shareholders.

•
We set the 2018 total direct compensation (i.e., the salary plus the target awards under the Annual Incentive Plan and under the Stock Incentive Plan) of each of our Named Executive Officers below or within one percent of the median amount, as reported by the Compensation Committee's executive compensation consultant, for an executive with similar duties in the applicable compensation peer group used by the Compensation Committee (which peer group is listed on page 30).

•
We provide a significant part of executive compensation in performance-based incentives. For 2018, the target awards under the Annual Incentive Plan and under the Stock Incentive Plan represented from approximately 62 percent to 80 percent of a Named Executive Officer's targeted total direct compensation, with the officer having the ability to earn from 0 percent to 150 percent of the award under the Annual Incentive Plan and from 0 percent to 200 percent of the award

21 OGE Energy Corp. 2019 Proxy Statement

under the Stock Incentive Plan, based entirely on the level of achievement of the applicable performance goals set by the Compensation Committee.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for more information about the Company's executive compensation program.

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the approval, on an advisory basis, of the Named Executive Officer compensation. Abstentions from voting in this matter are treated as votes against. Broker non-votes will be treated as shares not entitled to be voted and will have no effect on the outcome of the proposal

The Board of Directors recommends a vote "FOR" the approval of the Named Executive Officer compensation as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Proxies solicited by the Board of Directors will be voted "FOR" the approval of the Named Executive Officer compensation, unless a different vote is specified.

2019 Proxy Statement OGE Energy Corp. 22

PROPOSAL NO. 4 -
SIMPLE MAJORITY VOTE

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of no fewer than 100 shares of OGE Energy Corp. since October 18, 2018, has given notice that he intends to present a proposal for action at the Annual Meeting.

In accordance with the Federal proxy regulations, the following is the complete text of the proposal exactly as submitted. The Company accepts no responsibility for the proposal or for the accuracy of any statements included in the proposal. Our Board recommends a vote against the proposal for the reasons set forth following the proposal.

Shareholder Proposal:

Proposal 4 - Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes taking the steps necessary to adjourn the annual meeting to solicit the votes necessary for approval if the votes for approval are lacking during the annual meeting.

To facilitated [sic] this - adjourn appears 9-times in the OGE governing documents. It is an easy decision for shareholders to vote in favor of this proposal. OGE Energy shareholders gave 98% support to adopt a proposal similar to this in 2016. The larger OGE shareholders, who were part of this 98%-support, can ask management to include this proposal topic as a binding proposal on our ballot and take the extra steps that companies can easily take when management especially wants a proposal to be approved as a binding proposal.

Shareholder enthusiasm for this topic was 98% and management enthusiasm for this topic was 51%. If management wants to contest this 51% issue management can disclose the percentage of shares owned by the directors that were voted in favor of this topic in 2016.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority when 80% of shares cast ballots. In other words a 1%-minority could have the power to prevent shareholders from improving the governing rules of our company that impact the bottom-line performance of the Board of Directors and management. This can be particularly important during periods of management underperformance and/or an economic downturn. Currently the role of shareholders is downsized because management can simply push the snooze button in response to a 79%-vote of shareholders on certain important issues.

Please vote to improve management accountability:

Simple Majority Vote - Proposal 4

BOARD OF DIRECTORS' RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

23 OGE Energy Corp. 2019 Proxy Statement

Our Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of the Company and our shareholders.

The proponent has twice before submitted shareholder proposals that are similar to the shareholder proposal submitted for this meeting. In 2012 and 2015, non-binding shareholder proposals to eliminate the supermajority voting provisions and adopt simple majority voting provisions were included in the Company's proxy statements. Those shareholder proposals received majority support of the shareholders voting at the meeting. In light of those votes, in 2013 and 2016 (the years following the 2012 and 2015 shareholder proposals) the Board adopted resolutions approving, and recommended that the shareholders vote for, amendments to the Company's certificate of incorporation (the "Certificate of Incorporation") to eliminate the 80 percent supermajority voting standard (the "Supermajority Voting Standard") applicable to a few categories of matters, as noted below. Approval of these amendments to the Certificate of Incorporation (the “Certificate Amendments”) required approval of at least 80 percent of the Company's outstanding Common Stock. Despite the Board's support, in both 2013 and 2016 the Certificate Amendments failed to pass, receiving less than the required 80 percent of the shareholders of record voting in favor. Despite having the shareholders fail to approve the requested Certificate Amendments to implement his prior shareholder proposals, the proponent has submitted essentially the same proposal again. The only difference is that this time, the shareholder proposal also requests that the Company adjourn the annual meeting if, for the third time, sufficient votes have not been obtained.

The Board's position regarding the proponent's proposal is that (i) the Company's existing Supermajority Voting Standard for certain extraordinary matters provides shareholders with very meaningful protections against actions that may not be in their best interests, and (ii) meeting adjournment decisions are best left to the management of the Company and shareholders should not be involved in decisions related to the process of annual meetings. The Board and management believe the shareholder proposal would eliminate meaningful protections against actions that may not be in the best interests of our shareholders or the Company and take away Company time and resources from matters that are in the best interests of our shareholders and the Company.

Under the Company's governing documents and Oklahoma law, nearly all matters submitted to our shareholders for approval require the approval of a majority of the votes present in person or by proxy and entitled to vote at the annual meeting, including all matters voted upon at this year's Annual Meeting. As permitted by Oklahoma law, the Company's shareholder-approved Certificate of Incorporation does, however, provide that if certain actions are to be taken by shareholders, those actions will require more than a majority vote, including: (i) certain business combination transactions with an "interested shareholder" (subject to certain exceptions, including an exception for transactions approved by the Board), (ii) amendment of the bylaw provisions relating to shareholder annual and special meetings, board structure, board vacancies, director elections and director removal, and (iii) amendment of certain provisions of the Certificate of Incorporation.

These supermajority voting requirements relate to fundamental elements of our corporate governance and are included in the corporate charters and bylaws of many publicly-traded companies. In general, these provisions are designed to provide minority shareholders with a measure of protection against changes in corporate governance and other self-interested actions by one or more large shareholders. The Supermajority Voting Standard protects Company shareholders against the actions of short-term investors such as hedge funds or corporate raiders.

While some corporations have eliminated supermajority provisions, we do not believe that a formulaic, one-size-fits-all approach, as suggested by the proponent, is appropriate. The Board believes that more meaningful voting requirements are appropriate for issues that have a long-lasting effect on the Company. For example, the provisions relating to business combinations are intended to provide minority shareholders with a measure of protection against business combination and other transactions that may be inadequately priced, unfair, coercive or otherwise not in their best interests. These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board, which the Board believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders, and to protect shareholders against abusive takeover tactics.

The Board also believes that there are important reasons for requiring a broad consensus of the shareholders to amend certain fundamental governance provisions in the Company's bylaws and Certificate of Incorporation, and that requiring a supermajority vote for such amendments protects shareholders against the self-interested actions of a few large investors. For example, if the proposal submitted by the proponent were implemented, it could become possible for a small number of very large shareholders, whose interests may diverge from those of our other shareholders, to approve an amendment to the Company's bylaws and change the size or composition of the current Board. Importantly, the Supermajority Voting Standard does not preclude changes to the Company's governing documents. Rather, they help to ensure that certain fundamental changes to the governing documents are made only with a broad consensus of shareholders, rather than by a "simple majority" of shareholders voting (which may, in practice, be the holders of a minority of shares outstanding).

2019 Proxy Statement OGE Energy Corp. 24

The Company asserts that its corporate governance practices are sound and that the Company and the Board are committed to good corporate governance, accountability to shareholders and shareholder engagement. The Company has taken significant steps to implement strong governance principles and to promote accountability, including:

•	Eliminating the classified Board of Directors and providing for the annual election of all directors;

•	Requiring majority voting for the election of directors; and

•	Adopting proxy access.

The Board will continue to consider whether changes to the Certificate of Incorporation and Company bylaws are appropriate and in the best interests of the shareholders and the Company in the future.

As mentioned above, despite introducing virtually the same proposal twice previously, and having the shareholders fail to approve the requested Certificate Amendments to implement those shareholder proposals, the proponent has submitted essentially the same proposal. Moreover, the proponent now requests that the Company adjourn the annual meeting if, for the third time, sufficient votes have not been obtained. The Board believes that decisions relating to whether or not the Company should adjourn a meeting are best left to the management of the Company and shareholders should not be involved in decisions related to the process of annual meetings. If management believes that adjourning the meeting and conducting additional solicitation activities would be appropriate and not a waste of time and resources, management should be able to make that decision.

In summary, in reaction to previous shareholder proposals, the Board on two occasions previously approved, and recommended that shareholders approve, Certificate Amendments to eliminate the Supermajority Voting Standard. However, in both cases the Certificate Amendments failed to receive the required shareholder support. In light of the failure of the Certificate Amendments to receive the required vote and the Board's continued belief that the Company's existing Supermajority Voting Standard for certain extraordinary matters provides shareholders with very meaningful protections against actions that may not be in their best interests, the Board believes at this time that the shareholder proposal would not serve the best interests of our shareholders or the Company. The Board and management believe such action is not warranted and that the Company's time and resources could be better spent on other matters rather than on this shareholder proposal and pursuing adjournments at annual meetings. In addition, the reference in the shareholder proposal relating to adjournment is vague and indefinite and subject to various interpretations of what should be done if "votes for approval are lacking."

The Board also would like to address some of the incorrect and misleading statements in the shareholder proposal.

The shareholder proposal suggests that the Certificate Amendments received approval of 98 percent of the shareholders and that management of the Company just failed to act on that 98 percent approval. This is not true. The vote on the Certificate Amendments failed because it did not receive favorable votes from 80 percent of the outstanding shares as required by the Certificate of Incorporation by which the Company is bound. Furthermore, proponent's assertion that a "1% minority vote" could defeat the amendment is misleading and not true. The amendments to the Certificate of Incorporation require the favorable vote of 80 percent of the outstanding shares.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this shareholder proposal. Abstentions from voting in this matter are treated as votes "against." Broker non-votes will be treated as shares not entitled to be voted.

The Company's shareholders should be aware that this shareholder proposal is a request that the Board take the actions stated in the proposal. Approval of this proposal does not eliminate the Supermajority Voting Standard. As noted above, to change the Supermajority Voting Standard, holders of at least 80 percent of the Company's outstanding Common Stock must approve an actual amendment to the Certificate of Incorporation.

The Board of Directors recommends a vote "AGAINST" Proposal No. 4. Proxies solicited by the Board of Directors will be voted "AGAINST" Proposal No. 4, unless a different vote is specified.

25 OGE Energy Corp. 2019 Proxy Statement

REPORT OF AUDIT COMMITTEE
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
The Audit Committee currently has five members, none of whom has any relationship to the Company that interferes with the exercise of his independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee's responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.
In fulfilling its oversight responsibilities regarding the 2018 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report to Shareholders. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with the Company's principal independent accountants the Company's 2018 financial statements and management's assessment of the Company's internal control over financial reporting. The Company's principal independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company's internal control over financial reporting. Our review with the principal independent accountants included a discussion of the principal independent accountants' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the principal independent accountants the principal independent accountants' independence from management and the Company, including the matters in the written disclosures received by the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board.
The Audit Committee also discussed with the Company's internal auditors and principal independent accountants the overall scope and plans for their respective audits for 2019. The Audit Committee meets with the internal auditors and principal independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during 2018.
Fees for Principal Independent Accountants

Year ended December 31	2018	2017
Integrated audit of OGE Energy and its subsidiaries financial statements and internal control over financial reporting	$1,136,800	$1,234,800
Services in support of debt and stock offerings	65,000	100,000
Other (A)	312,000	312,000
Total audit fees (B)	1,513,800	1,646,800
Employee benefit plan audits	144,000	144,000
Total audit-related fees	144,000	144,000
Assistance with examinations and other return issues	80,800	78,693
Review of Federal and state tax returns	32,900	29,900
Total tax preparation and compliance fees	113,700	108,593
Total tax fees	113,700	108,593
Total fees	$1,771,500	$1,899,393

(A)
Includes reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q, audits of OGE Energy's subsidiaries, preparation for Audit Committee meetings and fees for consulting with OGE Energy's and OG&E's executives regarding accounting issues.

2019 Proxy Statement OGE Energy Corp. 26

(B)
The aggregate audit fees include fees billed for the audit of OGE Energy's and OG&E's annual financial statements and for the reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q. For 2018, this amount includes estimated billings for the completion of the 2018 audit, which services were rendered after year-end.

There were no other fees billed by the principal independent accountants to OGE Energy in 2018 and 2017 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal independent accountants is compatible with maintaining auditor independence.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company's principal independent accountants for 2019.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. OGE Energy's Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the principal independent accountants for additional services not contemplated in the original pre-approval. In those instances, OGE Energy will obtain the specific pre-approval of the Audit Committee before engaging the principal independent accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2018, 100 percent of the audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee

Robert O. Lorenz, Chair*
Frank A. Bozich, Member
David L. Hauser, Member
David E. Rainbolt, Member**
J. Michael Sanner, Member*

*Mr. Lorenz served as Chair of the Audit Committee during 2018 and will serve in that capacity through April 30, 2019.
Mr. Sanner was elected Chair of the Audit Committee on February 20, 2019, effective May 1, 2019.
**Mr. Rainbolt has been a member of the Audit Committee since January 1, 2019.

27 OGE Energy Corp. 2019 Proxy Statement

EXECUTIVE OFFICERS' COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

The five Named Executive Officers in the Summary Compensation Table on page 39 are as follows:

Sean Trauschke, Chairman of the Board, President and Chief Executive Officer of the Company and of OG&E
Stephen E. Merrill, Chief Financial Officer of the Company and of OG&E
E. Keith Mitchell, Chief Operating Officer of OG&E
Jean C. Leger, Jr., Vice President, Utility Operations of OG&E
William H. Sultemeier, General Counsel of the Company and of OG&E

Executive Summary. Three key components of compensation for our executive officers are salary, annual incentive awards under our Annual Incentive Plan and long-term awards under our Stock Incentive Plan. The Company's compensation principles are premised on providing competitive and, at the same time, reasonable levels of compensation. For 2018, the sum of each Named Executive Officer's salary, target award under our Annual Incentive Plan and target long-term award for the three-year period ending December 31, 2020 under our Stock Incentive Plan, as determined by the Compensation Committee in November 2017, was set at or below the median amount for an executive with similar duties at that time in the Company Peer Group, which is described below. At last year's Annual Meeting of Shareholders, the compensation of our Named Executive Officers was approved by more than 90 percent of our shareholders who voted. Although the results of this vote occurred after the Compensation Committee took action to set 2018 compensation, the results of the vote at last year's Annual Meeting of Shareholders were reviewed by the Compensation Committee and, in light of the more than 90 percent approval, the Compensation Committee determined that no significant changes to its executive compensation practices for 2018 were warranted.

Our executive compensation program recognizes that our senior executives are in a position to directly influence the Company's achievement of targeted results and strategic initiatives. For this reason, as an individual's position and responsibilities increase, a greater portion of the officer's compensation is at risk and consists of performance-based compensation whose payout is dependent on the achievement of performance objectives. This is shown by the level of 2018 salaries, annual incentive awards and long-term incentive awards set for the Named Executive Officers. For 2018, assuming achievement of a target level of performance for each Named Executive Officer, performance-based compensation accounted for approximately 62 percent to 80 percent of total direct compensation (i.e., salary plus targeted annual incentive compensation and targeted long-term incentive compensation for 2018). Our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, for their compensation to be below competitive levels. As explained in more detail below, (i) due to performance above target level for certain of the performance goals set by the Compensation Committee for the one-year performance period ended December 31, 2018, the Named Executive Officers received in February 2019 a payout of 122 percent to 130 percent of their target 2018 Annual Incentive Plan awards and (ii) due to performance above target level for certain of the performance goals set by the Compensation Committee for the three-year performance period ended December 31, 2018, the Named Executive Officers (other than Mr. Sultemeier) received in February 2019 a payout of 189 percent of their target 2016 long-term incentive awards. As explained in more detail below, Mr. Sultemeier received a payout of 163 percent of his long-term incentive award for the two-year performance period ending December 31, 2018. The Company believes that it sets challenging performance targets as illustrated by the incentive compensation actually paid to our Named Executive Officers. Over the last five years, Named Executive Officers have averaged an Annual Incentive Plan payout of 81 percent of their target awards. Over the last five years, the Named Executive Officers have averaged a payout of 47 percent of their long-term incentive target, with no payout for two of the five years.

Payouts of the awards under the Annual Incentive Plan to our executive officers are entirely performance-based with an individual having the opportunity to earn from 0 percent to 150 percent of his or her targeted award depending on the level of achievement of Company performance goals set by the Compensation Committee in February 2018. For the Named Executive Officers, payout of the Company performance goals for 2018 set by the Compensation Committee were based: (i) for Messrs. Trauschke and Merrill, 50 percent on the earnings of OG&E (the "OG&E Earnings Target"), 30 percent on an operations and maintenance expense target for various business units of the Company and OG&E (the "O&M Target"), 10 percent on a safety target of the Company and OG&E (the "Safety Target"), and 10 percent on several customer-related and operational goals (the "Customer/Operations Target"); and (ii) for Messrs. Mitchell, Leger, Sultemeier and each other executive officer of the company,

2019 Proxy Statement OGE Energy Corp. 28

40 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 15 percent on the Safety Target and 15 percent on the Customer/Operations Target.
With respect to the very high level of performance of the performance goals set by the Compensation Committee for 2018, the Company exceeded the target level of performance on the O&M Target, exceeded the target level of performance on the Safety Target, achieved OG&E earnings per share ("EPS") of $1.64, and achieved three parts of the Customer/Operations Target. This very high level of performance caused Messrs. Trauschke and Merrill to receive approximately 130 percent and Messrs. Mitchell, Leger and Sultemeier to receive approximately 122 percent of their 2018 targeted annual awards under the Annual Incentive Plan.
Compensation for 2018 for the Named Executive Officers also included possible payouts of the long-term awards made to them in early 2016 for the three-year performance period ending December 31, 2018 (other than Mr. Sultemeier who did not join the Company until January 2017). Payouts of 75 percent of the 2016 long-term awards were tied to the Company's total shareholder return ("TSR") over the three-year period ending December 31, 2018, and payouts of the remaining 25 percent were tied to growth in OG&E's contribution to the Company's earnings per share ("OG&E's EPS") over the same three-year period from OG&E's EPS of $1.35 for 2015. Each Named Executive Officer (other than Mr. Sultemeier) received a payout of 189 percent of his 2016 target long-term award. This high payout was due to the Company's total shareholder return for the three years ending December 31, 2018 being at the 84th percentile (the top 20 percent) of the 45 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Composite Utilities Sector Index and OG&E's earnings growing over the same period from $1.35 per share to $1.64 per share. The terms of these performance awards did not permit any adjustments to calculating total shareholder return or earnings growth for unusual one-term events.
As part of Mr. Sultemeier's employment arrangement upon joining the Company as General Counsel in January 2017, Mr. Sultemeier received two additional long-term awards, one with a targeted amount of 33 percent of his salary for the one-year performance period ending December 31, 2017 and one with a targeted amount of 67 percent of his salary for the two-year performance period ending December 31, 2018. With the exception of the performance periods, the terms of these awards were identical to the long-term awards made in February 2017 to all Named Executive Officers, including Mr. Sultemeier, for the three-year performance period ending December 31, 2019. As disclosed in last year's proxy statement, Mr. Sultemeier received a 42 percent payout in February 2018 for the one-year performance period ending December 31, 2017. For the two-year performance period ending December 31, 2018, Mr. Sultemeier received a payout of 163 percent of his awards.
As noted above, the Named Executive Officers also received long-term awards under the Stock Incentive Plan in February 2018 with payouts, if any, to occur in 2021 after the end of the three-year performance period ending on December 31, 2020. Payouts of these awards are entirely performance-based and will be based on the Company's total shareholder return during the performance period compared to the total shareholder return during the same period of the companies (approximately 40 companies) in the Edison Electric Institute of U.S. Shareholder-Owned Electric Utilities (the "EEI Index") and on the growth in OG&E's EPS during the three-year performance period from the $1.53 per share earned by OG&E in 2017.
As explained below, the Named Executive Officers also participate in various retirement, health plans and programs that are generally available to all full-time employees of the Company and receive limited perquisites. The foregoing Executive Summary is subject to the following detailed explanation of the Company's executive compensation practices and policies.
General. The Compensation Committee administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should be substantially performance-based and should align the interests of our executives with those of our shareholders and customers. The Compensation Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.
Three key components of our executive compensation program for 2018 are salary, annual incentive awards under our Annual Incentive Plan and long-term incentive awards under our Stock Incentive Plan. Both the Annual Incentive Plan and the Stock Incentive Plan have been approved by our shareholders, with the last approval occurring at the Annual Meeting of Shareholders in 2013. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income. The Compensation Committee's intent in setting salaries is to pay competitive rates based on an individual's responsibilities, experience and level of performance. The annual and long-term incentive awards of an executive's compensation are directly linked to performance. Payouts of these portions of an executive's compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the long and short term. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement, typically

29 OGE Energy Corp. 2019 Proxy Statement

over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock. An important part of the Compensation Committee's process in setting executive compensation pay levels is a market analysis of executive pay levels. The Compensation Committee utilizes Mercer, a nationally recognized compensation consulting firm, to assist it in performing this task. The Compensation Committee works with Mercer to select recommended peer groups to be used by the Compensation Committee as part of the market analysis in setting executive compensation.

The following peer group (the "Company Peer Group") was used by the Compensation Committee for purposes of 2018 compensation for all executive officers of the Company:

Alliant Energy Corp.	NiSource Inc.
Ameren Corp.	ONE Gas Inc.
AVANGRID Inc.	Pinnacle West Capital Corporation
CenterPoint Energy, Inc.	Portland General Electric Company
CMS Energy Corp.	SCANA Corporation (now part of Dominion Energy, Inc.)
DTE Energy Company	Vectren Corporation
Eversource Energy	Westar Energy, Inc. (now part of Evergy, Inc.)
Great Plains Energy, Inc. (now part of Evergy, Inc.)

The companies comprising the Company Peer Group were initially selected in 2008 because each company met a majority of the following specific criteria relevant to the Company: (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations. The Compensation Committee annually reviews with Mercer and the Company's management the Company Peer Group and, since 2008, has made relatively few changes to the peer group. Specifically, as a result of changes resulting from merger and acquisition activities or other significant corporate changes, the Compensation Committee revised the peer group, including the additions of Pinnacle West Capital Corporation for 2013, ONE Gas Inc. for 2015 and AVANGRID Inc. and Portland General Electric Company for 2016. As explained below, the criteria for selecting peer companies has become more focused since May 2014 on size (particularly, market value), business mix and geographic location. The Compensation Committee considers the Company's 50 percent general partnership interest in Enable's revenues when considering peer group selection, which would have increased the Company's revenues by approximately 50 percent at the time the Compensation Committee was setting executive compensation for 2018.

As noted above, the Compensation Committee retained Mercer in 2017 as its compensation consultant for 2018. For 2018, senior management, in making recommendations on compensation, and the Compensation Committee, in making decisions on compensation, used as a primary guideline the median market pay data provided by Mercer of the Company Peer Group for all officers of the Company and OG&E. This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Compensation Committee can vary from this market data for numerous reasons, including an individual's performance, experience level and internal equity.

An individual's performance for a particular year is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Compensation Committee and are used by the CEO in making compensation recommendations to the Compensation Committee. The Compensation Committee also conducted an annual performance evaluation of the CEO.
The Compensation Committee met in November 2017 and set each executive officer's 2018 salary and, subject to potential adjustment at its meeting in February 2018, each executive officer's target annual incentive award and target long-term incentive awards for 2018. These amounts set by the Compensation Committee were based primarily on the individual's annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group. The target annual and long-term incentive awards for each officer were expressed as percentages of salary. While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual and long-term incentive awards.

2019 Proxy Statement OGE Energy Corp. 30

Following a discussion of the recommendations by the Company's CEO, the Compensation Committee at its meeting on February 20, 2018 set the Company performance goals for annual incentive and long-term incentive awards. These Company performance goals for executive officers are described in detail below and were intended to align the executive's interests with our shareholders by having achievement of Company performance goals be directly beneficial to our shareholders or indirectly beneficial to our shareholders by being tied to operational measures that improve our operations. At its meeting on February 20, 2018, the Compensation Committee also approved the form of the long-term compensation awards for the executive officers, which, like prior years, consisted entirely of performance units whose payout was dependent on the Company's achievement of specified performance goals during the three-year period ending December 31, 2020.
In setting the executive compensation for any given year, the Compensation Committee historically (including 2018) has not looked to compensation earned by executives in prior years, including specifically amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive's compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Compensation Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Compensation Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.
As indicated above, our senior management and, in particular, our CEO, played an important part in setting 2018 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2018 annual incentive awards and long-term incentive awards, he reviewed with the Compensation Committee at its November 2017 meeting the performance evaluations of each officer (other than himself). He also reviewed and discussed with the Compensation Committee at its November 2017 meeting his recommendations for each officer of 2018 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO's performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Compensation Committee without any members of management present. The Compensation Committee's performance evaluation of the CEO, along with his 2018 salary, target annual incentive award and target long-term incentive award, were reviewed by the Compensation Committee with all independent members of the Board.
The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, bonuses and long-term compensation of the Named Executive Officers that were approved by the Compensation Committee and were paid in connection with 2018 compensation.
Base Salary. As explained above, the base salaries for our executive officers in 2018 were designed to be competitive with the Company Peer Group. Base salaries of our executive officers were determined based primarily on an individual's annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the Company Peer Group. Senior management recognized the existing business environment when making recommendations to the Compensation Committee for 2018 base salaries. After considering all factors for these recommendations, the salaries of executive officers for 2018 were approved by the Compensation Committee in November 2017. The 2018 base salary amounts and percentage increase approved by the Compensation Committee in November 2017 for the Named Executive Officers were as follows: Mr. Trauschke, $959,500, 1.0 percent increase; Mr. Merrill, $466,620, 1.0 percent increase; Mr. Mitchell, $503,609, 1.0 percent increase; Mr. Leger, $364,491, 1.1 percent increase; and Mr. Sultemeier, $425,600, 12.0 percent increase. Mr. Sultemeier received a larger 2018 base salary increase to move his salary closer to the median salary of a comparable executive in the Company Peer Group. With these increases, the new salary for each of these Named Executive Officers remained at or below the median salary of an executive with similar duties in the Company Peer Group.

Annual Incentive Compensation. Annual incentive awards with respect to 2018 performance were made under the Annual Incentive Plan to 79 employees, including all executive officers. The plan provides participants with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2018, were established by the Compensation Committee in February 2018. The Company also has a similar plan, the Short-Term Incentive Plan, that provides similar opportunities to all full-time employees who do not participate in the Annual Incentive Plan.
The amount of the award for each executive officer was expressed as a percentage of salary paid during 2018 (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0 percent to 150 percent of such targeted amount. For the Named Executive Officers (other than Mr. Sultemeier), the targeted amounts were unchanged from their 2017 targeted amounts and were as follows: Mr. Trauschke, 100 percent of his 2018 salary; Mr. Merrill, 70 percent of his 2018 salary; Mr. Mitchell, 70 percent of his 2018 salary; and Mr. Leger, 65 percent of his 2018 salary. The Compensation Committee increased Mr. Sultemeier's targeted amount from 55 percent to 60 percent of his 2018 salary. The targeted

31 OGE Energy Corp. 2019 Proxy Statement

amount expressed as a percentage of salary for each of these individuals ranged from 0 percent to 6 percent above the median of the level of such award granted to a comparable executive in the Company Peer Group.
Also, as noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals set by the Compensation Committee. For Messrs. Trauschke and Merrill, the Company performance goals for 2018 were based: 50 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 10 percent on the Safety Target and 10 percent on the Customer/Operations Target. For Messrs. Mitchell, Leger and Sultemeier and all other executive officers, the Company performance goals for 2018 were based: 40 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 15 percent on the Safety Target and 15 percent on the Customer/Operations Target.

For each Company performance goal, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The following table shows the minimum, target and maximum levels of performance for the 2018 Company performance goals set for the Named Executive Officers in 2018, the actual level of performance (as calculated pursuant to the terms of the awards), and the percentage payout of the targeted amount based on the performance (as calculated pursuant to the terms of the awards) and as authorized by the Compensation Committee:

	Minimum	Target	Maximum	Actual Performance	% Payout
OG&E Earnings Target	$1.41/share	$1.48/share	$1.55/share	$1.64/share	150%
O&M Target	$459 million	$446 million	$441 million	$442 million	137%
Safety Target (Recordable Incident Rate)	0.59	0.35	0.00	(A)	121%
Customer/Operations Target (B)
SAIDI (C)	128 Min	114 Min	102 Min	132 Min	0%
J.D. Power Surveys (C)
Business Satisfaction Score	794	813	840	791	0%
Residential Satisfaction Score	747	777	791	746	0%
Equivalent Unplanned Outage Rate
Coal (47.5%)	7.4%	4.9%	3.8%	6.7%	65%
Gas Combined Cycle (47.5%)	1.8%	0.8%	0.4%	1.1%	87%
Older Gas Units (5%) (D)	14.6%	8.1%	1.1%	9.7%	88%

(A)
Results were calculated based on a quarterly recordable incident rate with results of 0.00, 0.00, 0.36 and 0.41 for the first, second, third and fourth quarter of 2018, respectively. As a result, the first quarter resulted in a 37.5 percent payout, the second quarter resulted in a 37.5 percent payout, the third quarter resulted in a 24.5 percent payout and the fourth quarter resulted in a 21.9 percent payout for a total payout of 121.4 percent.

(B)
The weightings for Customer/Operations Target is SAIDI - 25 percent, J.D. Power Surveys - 50 percent (split evenly between Business and Residential) and Equivalent Unplanned Outage Rate - 25 percent. After applying the weightings, the overall Customer/Operations Target payout was 19 percent.

(C)	The Company sets challenging performance targets, and while a payout was not achieved for SAIDI or J.D. Power Surveys, there was significant improvement over prior year results.

(D)	After applying the weightings for Coal, Gas Combined Cycle and Gas of 47.5 percent, 47.5 percent and 5.0 percent, respectively, the payout for Equivalent Unplanned Outage Rate was 77 percent.

With the exception of the O&M Target and OG&E Earnings Target, the target levels of performance of the above 2018 Company performance goals were set at or above the target levels for 2017. The O&M Target was increased in 2018 to $446 million from $437 million in 2017. The Company believes that the $9 million, or two percent, increase in the O&M Target for 2018 was appropriate due to an increase in the amount of vegetation management expense recoverable in rates in OG&E's primary jurisdiction. Absent the change in vegetation management allowed by the state regulators, the 2018 O&M Target would have been slightly less than 2017. On a per customer basis, O&M costs at the 2018 target level were approximately one percent higher than the O&M costs at the 2017 target level. The 2018 OG&E Earnings Target was decreased from the 2017 target as certain large-scale construction projects were completed in 2018 and were pending regulatory recovery, which lowered earnings.

Calculations of the OG&E Earnings Target and the O&M Target were derived from the amounts reported in the Company's 2018 financial statements, with the OG&E Earnings Target being the reported net income of OG&E for the year ended December 31, 2018, divided by the diluted average common shares outstanding for 2018 of the Company and with the O&M Target being specific

2019 Proxy Statement OGE Energy Corp. 32

O&M expenses for various business units of the Company and OG&E other than designated operating, maintenance and other expenses that were approved by the Oklahoma Corporation Commission for recovery through a rider or similar mechanism, such as expenses incurred to restore electric service following a storm. The Safety Target was based on recordable incident rates, which are derived from the Federal Occupational Safety and Health Act of 1970 standards for reportable injuries. In 2016, the Company began measuring the level of performance of the Safety Target on a quarterly basis instead of on an annual basis. The purpose of the change was to encourage the Company's members to remain committed to achieving the Safety Target despite less than acceptable performance in one or more calendar quarters. The Customer/Operations Target consists of the following three goals: (i) SAIDI (System Average Interruption Duration Index), which is used by many electric utilities as an indicator of reliability and which measures the average duration of specified electric outages per customer served, (ii) J.D. Power Surveys, which are the results of the surveys conducted by J.D. Power and Associates that are intended to measure the level of customer satisfaction primarily by the customers of larger electric utilities, including OG&E, serving the Southern Region of the United States and (iii) Equivalent Unplanned Outage Rate, which generally measures the occurrence of unscheduled outages of OG&E's electric generating units that result in the unit having to shut down or to operate at a lower capacity.

At the time of setting the OG&E Earnings Target and the O&M Target, the Compensation Committee specifically authorized limited exceptions to be used in calculating the achievement of these performance goals, including, for example, the exclusion of any increases or decreases in revenues or expenses in excess of $5 million from the enactment after February 19, 2018 of any new federal or state law, the exclusion of any increases or decreases in revenues or expenses from any change in accounting principles occurring during 2018, and the exclusion of certain net gains or losses in 2018 from the sale, other disposition or impairment of any business or asset. Although weather can create significant variability in both short-term and long-term incentive performance goals, the Compensation Committee does not normalize the actual results for weather.

The Company believes that those exceptions, which were set by the Compensation Committee at the same time the 2018 Company performance goals were set in February 2018, were appropriate as they represented items that were outside the Company's control, that were one-time events or that are not indicative of the Company's operating performance. The percentage of the targeted amount that an executive officer ultimately received based on performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2018, based on target levels established by the Compensation Committee, corporate performance of the OG&E Earnings Target, the O&M Target and the Safety Target exceeded the targeted levels of achievement, and the combined Customer/Operations Target performance exceeded the minimum level of achievement to permit a payout, as shown by the table above. Based on this level of achievement, the Compensation Committee approved payouts under the Annual Incentive Plan to the Company's Named Executive Officers ranging from approximately 73 percent to 130 percent of their earned base salaries and from 122 percent to 130 percent of their targeted amounts. Payouts under the Annual Incentive Plan are in cash, and the amounts paid to the Company's Named Executive Officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 39.

Long-Term Incentive Compensation. Long-term incentive awards also were made in 2018 under our Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, SARs, restricted stock and performance units; however, the Compensation Committee has not granted stock options or SARs since 2004 and has no intention to issue stock options or SARs in the foreseeable future. For 2018, the Compensation Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual's 2018 salary. For 2018, the targeted amount ranged from 115 percent to 310 percent of the 2018 salaries for executive officers. Historically, the long-term incentive compensation for the Company's executive officers had been below, including in some cases significantly below, the median level of such awards granted to comparable executives in the Company Peer Group. For the Named Executive Officers, the 2018 targeted amounts of long-term incentive compensation and the changes from 2017 were as follows: Mr. Trauschke, 310 percent of his 2018 salary (an increase from 290 percent); Mr. Merrill, 155 percent of his 2018 salary (no change); Mr. Mitchell, 150 percent of his 2018 salary (no change); Mr. Leger, 115 percent of his 2018 salary (no change); and Mr. Sultemeier, 125 percent of his 2018 salary (an increase from 100 percent). The targeted amount for each of these individuals was at or below the median of the level of such award granted to a comparable executive in the Company Peer Group.
Since 2005, the Compensation Committee has made annual awards of long-term compensation to executive officers solely in the form of performance units with payout of the performance units being dependent on achievement of Company performance goals set by the Compensation Committee. Since 2015, the Compensation Committee has used two Company performance goals, with payout of 75 percent of the performance units awarded annually being based on the relative total shareholder return of the Company's Common Stock over a three-year period compared to a peer group (the "TSR Performance Goal") and payout of the remaining 25 percent being based on the growth in OG&E's EPS (the "OG&E EPS Performance Goal") over the same period compared to an earnings growth target set by the Compensation Committee. For 2018, the Compensation Committee continued using the TSR Performance Goal for 75 percent of the performance units awarded in 2018 and the OG&E EPS Performance Goal for the remaining 25 percent of performance units awarded. The use of the OG&E EPS Performance Goal rather than growth in the Company's EPS reflects management's belief that OG&E's earnings were a better indicator of the Company's performance

33 OGE Energy Corp. 2019 Proxy Statement

than the Company's consolidated EPS. In addition, management believed that the Company's consolidated EPS would continue to be reflected in the Company's total shareholder return, which would remain as the performance goal for 75 percent of the awarded performance units.

Potential payouts of the 2018 performance units continued to be 100 percent performance based. The 2018 performance units were granted to executive officers on February 20, 2018, immediately following the Compensation Committee's meeting on such date. The number of performance units granted was determined by taking the targeted amount of the executive's long-term compensation to be delivered in performance units (expressed as a percentage of the executive's approved 2018 base salary, and as determined above) and dividing that amount by $31.56, which was the closing price of a share of the Company's Common Stock on February 16, 2018. Using this valuation method, the Named Executive Officers received a number of performance units with a value at the date of grant from 115 percent to 310 percent of their approved 2018 base salaries. At the end of the performance period on December 31, 2020, the Compensation Committee will determine the number of 2018 performance units, if any, that have been earned ("Earned Performance Units") based on the level of achievement of the TSR Performance Goal and OG&E EPS Performance Goal. Payouts of the Earned Performance Units will be in shares of the Company's common stock equal in number to the Earned Performance Units plus a cash payment equal to the amount of dividends that would have been paid during the performance period on such number of shares of the Company's common stock. This payment of dividend equivalents will be made only with respect to Earned Performance Units and dividend equivalents will not be paid on any unearned performance units.

Terms of 2018 Performance Units Based on TSR Performance Goal. As indicated above, the terms of 75 percent of the performance units granted to each executive officer in 2018 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over the three-year period ending December 31, 2020 (defined as share price increase (decrease) since December 31, 2017, plus dividends paid during the three-year period, divided by share price at December 31, 2017) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's total shareholder return performance consists of approximately 40 electric utility holding companies and electric utilities in the EEI Index. The Company switched its TSR peer group in 2017 from the Standard & Poor's 1500 Composite Utilities Sector Index to the EEI Index, as the EEI Index consisted entirely of companies that were engaged primarily in the electric utility business. At the end of the performance period on December 31, 2020, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's total shareholder return is below the 50th percentile of the peer group, with a 25 percent payout for performance at the 25th percentile and no payout for performance below the 25th percentile.
Terms of 2018 Performance Units Based on OG&E EPS Performance Goal. For the remaining 25 percent of performance units granted to each executive officer in 2018, the officer is entitled to receive from 0 percent to 200 percent of the performance units granted depending upon the growth in OG&E's EPS over the three-year period ending December 31, 2020. The growth in OG&E's EPS for these officers will be measured from $1.53 per share earned in 2017 from OG&E's continuing operations, against the earnings growth target of 3.4 percent per year (the "Earnings Growth Target") set by the Compensation Committee for such period. At the end of the performance period on December 31, 2020, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the rate of growth of OG&E's EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200 percent for growth rates at or above 7.0 percent per year and for payout of less than 100 percent for growth rates below the Earnings Growth Target, with no payouts for growth rates below 1.0 percent per year. The Compensation Committee does not provide any exceptions to be used in calculating the achievement of the OG&E EPS Performance Goal or make any adjustments to the actual results.
Payout of 2016 Performance Units. At the Compensation Committee's meeting in February 2019, the Committee determined payouts to executive officers of the 2016 performance units awarded to them in February 2016 as part of their long-term compensation for 2016. Payout of 75 percent of the performance units awarded in 2016 was dependent on the achievement of a Company performance goal based on the Company's relative total shareholder return for the three-year period ended December 31, 2018 as compared to the total shareholder return for the same period of each of the utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Composite Utilities Sector Index. The remaining 25 percent of the performance units awarded in 2016 was dependent on the average annual growth in OG&E's EPS over the three-year period ending December 31, 2018, compared to the Earnings Growth Target of 3.5 percent per year set by the Compensation Committee in February 2016. OG&E's average annual EPS growth is calculated on a point-to-point basis by dividing by one-third the percentage increase or decrease in OG&E's EPS for the year ended December 31, 2018 of $1.64, compared to the benchmark of $1.35 for the year ended December 31, 2015. For each of the 2016 performance units, the Compensation Committee established a minimum level of

2019 Proxy Statement OGE Energy Corp. 34

performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 200 percent payout would be made).
The following table shows the minimum, target and maximum levels of performance set by the Compensation Committee in February 2016 for the 2016 performance units based on total shareholder return and on growth in EPS and the percentage payout based on the actual level of performance:

	Minimum	Target	Maximum	Actual Performance	% Payout
Total Shareholder Return	35th percentile of peer group	50th percentile of peer group	90th percentile of peer group	Above 80th percentile of peer group	185%
EPS Growth	1.5%/year	4.5%/year	7%/year	Above 7%/year	200%

As shown above, the Company's total shareholder return for the three-year period ending December 31, 2018, was at the 84th percentile of the peer group while OG&E's average annual EPS growth (calculated, as described above, on a point-to-point basis) over the three years ending December 31, 2018, was above 7 percent. These very high levels of performance resulted in payouts of the 2016 performance units, which are reflected in the Stock Awards - Value Realized on Vesting column of the 2018 Option Exercises and Stock Vested Table on page 43.

Payout of Special Two-Year 2017 Performance Units. As noted above, Mr. Sultemeier received an additional long-term incentive grant on February 21, 2017 for the two-year performance period ending December 31, 2018. At the Compensation Committee's meeting in February 2019, the Committee determined payouts under this grant. Payout of 75 percent of these performance units was dependent on the achievement of a Company performance goal based on the Company's relative total shareholder return for the two-year period ended December 31, 2018 as compared to the total shareholder return for the same period of each of the utility holding companies and gas and electric utilities in the EEI Index. The payout of the remaining 25 percent of the performance units was dependent on the growth in OG&E's EPS for the two-year period ending December 31, 2018, compared to the Earnings Growth Target of 3.5 percent per year from the benchmark of $1.42 for the year ended December 31, 2016. For each of these performance units, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 200 percent payout would be made).

The Company's total shareholder return for the two-year period ending December 31, 2018, was in the 70th percentile of the peer group while OG&E's EPS growth over the two years ending December 31, 2018, was above 7 percent. These very high levels of performance resulted in payouts of the performance units at a level of 150 percent and 200 percent for the TSR and EPS growth performance units, respectively, which is reflected in the Stock Awards - Value Realized on Vesting column of the 2018 Option Exercises and Stock Vested Table on page 43.

CEO Compensation. The 2018 compensation for Mr. Trauschke consisted generally of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers, including an evaluation of Mr. Trauschke's performance. In setting Mr. Trauschke's 2018 compensation in November 2017, the Compensation Committee increased Mr. Trauschke's salary by one percent from $950,000 to $959,500, kept his targeted award under the Annual Incentive Plan at 100 percent of his 2018 salary and increased his targeted amount of long-term compensation from 290 percent to 310 percent of his 2018 salary. With these increases, the overall result was that Mr. Trauschke's approved 2018 salary, targeted award under the Annual Incentive Plan and targeted amount of long-term compensation on a combined basis was approximately 7.0 percent below the median of such aggregated amount for a CEO in the Company Peer Group. Like other Named Executive Officers, Mr. Trauschke's targeted amount of long-term compensation was awarded in performance units based on the closing price of the Company's Common Stock on February 16, 2018, and resulted in the grant of 94,248 performance units to Mr. Trauschke. The terms of these performance units are identical to those awarded other executives of the Company and are described above.
As a result of excellent 2018 performance of the corporate goals described above, Mr. Trauschke was entitled to a payout of $1,249,850 under the Annual Incentive Plan, representing approximately 130 percent of both his targeted award and his salary paid in 2018. Like other executive officers, Mr. Trauschke received in February 2019 a payout of 161,359, or 189 percent, of the performance units previously granted to Mr. Trauschke in February 2016 based on the Company's total shareholder return for the three years ended December 31, 2018 and the average annual growth of OG&E's EPS for the three years ended December 31, 2018, which are reflected in the Stock Awards - Value Realized on Vesting column of the 2018 Option Exercises and Stock Vested Table on page 43.

35 OGE Energy Corp. 2019 Proxy Statement

CEO Pay Ratio. As required by the rules of the SEC, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Sean Trauschke, our Chairman, President and CEO.

In order to identify the "median employee" from our employee population, we compared the amount of wages, tips and other compensation of our employees as of December 31, 2017 as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to such compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. As permitted by the rules of the SEC, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change to the pay ratio disclosure. We have reviewed the changes in our employee population and employee compensatory arrangements and, based on that review, determined that there has been no change in our employee population or employee compensatory arrangements that would significantly impact our pay ratio disclosure. Accordingly, we will be using the same "median employee" for purposes of calculating the CEO pay ratio for 2018.

Once we identified our median employee, we combined all of the elements of such employee's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $136,769. With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column (column (j)) of our 2018 Summary Compensation Table included in this Proxy Statement on page 39. For 2018, the median employee's annual total compensation was $136,769. The annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $5,694,937. Based on this information, for 2018, the ratio of the annual total compensation of Mr. Trauschke, our CEO, to the median of the annual total compensation of all employees was 42 to 1.

We believe that the pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. A significant amount of our employees, including executive officers, are eligible to participate in our qualified defined benefit retirement plan ("Pension Plan") and certain employees are eligible to participate in the Company's supplemental retirement plan to the Pension Plan ("Restoration of Retirement Income Plan") that enables participants, including executive officers, to receive the same benefits that they would have received under the Company's Pension Plan in the absence of limitations imposed by the federal tax laws. In addition, the supplemental executive retirement plan ("SERP"), which was adopted in 1993, provides a supplemental executive retirement plan in order to attract and retain lateral hires or other executives designated by the Compensation Committee who may not otherwise qualify for a sufficient level of benefits under the Company's Pension Plan and Restoration of Retirement Income Plan. No employee of the Company currently participates in the SERP.

Almost all employees of the Company, including executive officers, also are eligible to participate in our 401(k) Plan. Participants may contribute each pay period any whole percentage between two percent and 19 percent of their compensation, as defined in the 401(k) Plan, for that pay period. Participants who have attained age 50 before the close of a year are allowed to make additional contributions referred to as "Catch-Up Contributions," subject to certain limitations of the Code. Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; (ii) an after-tax Roth contribution; or (iii) a contribution made on a non-Roth after-tax basis. The 401(k) Plan also includes an eligible automatic contribution arrangement and provides for a qualified default investment alternative consistent with the U.S. Department of Labor regulations. Participants may elect, in accordance with the 401(k) Plan procedures, to have their future salary deferral rate to be automatically increased annually on a date and in an amount as specified by the participant in such election. For employees hired or rehired on or after December 1, 2009, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation. The Company contribution for employees hired or rehired before December 1, 2009 varies depending on the participant's hire date, election with respect to participation in the Pension Plan and, in some cases, years of service.
No Company contributions are made with respect to a participant's Catch-Up Contributions, rollover contributions, or with respect to a participant's contributions based on overtime payments, pay-in-lieu of overtime for exempt personnel, special lump-sum recognition awards and lump-sum merit awards included in compensation for determining the amount of participant contributions. Once made, the Company's contribution may be directed to any available investment option in the 401(k) Plan. The Company match contributions vest over a three-year period. After two years of service, participants become 20 percent vested in

2019 Proxy Statement OGE Energy Corp. 36

their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Pension Plan, in the event of their termination due to death or permanent disability or upon attainment of age 65 while employed by the Company or its affiliates. The Company also maintains a nonqualified Deferred Compensation Plan that is described below under "Nonqualified Deferred Compensation."
The Company also offers executive officers a limited amount of perquisites. These include payment of social membership dues at dining and country clubs for certain executive officers, an annual physical exam for all executive officers, a relocation program and, in the case of Mr. Trauschke, use of a Company car. The relocation program is offered through a third-party relocation company for employees who relocate at the Company's request and, in appropriate circumstances, to new employees who relocated in connection with their employment by the Company. The relocation program provides for various levels of benefits. For full-time employees above a certain pay level (i.e., a salary at or above approximately $60,000 per year), the program covers the cost of most of the reasonable expenses associated with relocation, including, but not limited to, costs of selling a current residence, home finding, temporary living and transportation and storage of household goods. The value of the perquisites received by each executive officer was less than $11,000 in 2018. The Compensation Committee reviews annually the perquisites provided to officers and believes that the perquisites provided to officers in 2018 were reasonable.
Change-of-Control Agreements and other Arrangements. None of the Company's executive officers has an employment agreement with the Company. Each of the executive officers has a change of control agreement that becomes effective upon a change of control. As explained in detail below under the heading "Potential Payments upon Termination or Change of Control," if an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual bonus. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Company's Board of Directors decided not to include this additional benefit in the Company's agreements. Instead, as explained on page 47, under the Company's agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. Previously, the Company had change of control agreements in place that contained the ability for the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision, sometimes referred to as a modified double-trigger, was eliminated for executives hired after January 1, 2009 and, with the consent of the affected executives, was eliminated in February 2012 for executive officers hired prior to January 1, 2009.
For more information regarding the change of control agreements, please see "Potential Payments upon Termination or Change of Control" below.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; all restricted stock units will vest and be paid out immediately in cash; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis.
In connection with Mr. Sultemeier's appointment as General Counsel in January 2017, the Company and Mr. Sultemeier entered into an employment arrangement. The terms of the employment arrangement were approved by the Compensation Committee and were subject to arms-length bargaining between Mr. Sultemeier and the Company. Under his employment arrangement, Mr. Sultemeier's initial annual base salary was set at $380,000, and he received a cash signing bonus of $50,000, payable in January 2017. Pursuant to the employment arrangement, Mr. Sultemeier received an annual award in 2017 under the Company's Annual Incentive Plan with a target amount of 55 percent of his base salary. Mr. Sultemeier also received awards of performance units under his employment arrangement, which are described above.
Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and the Company's Board of Directors during 2004. The Compensation Committee has reviewed the stock ownership guidelines in each subsequent year including 2018, and has, from time to time, revised such guidelines. The Compensation Committee believes that linking a significant portion of an officer's current and potential future net worth to the Company's success, as reflected in the ownership of the Company's Common Stock and the price of the Company's Common Stock, helps to ensure that officers have a stake similar to that of the Company's shareholders. The share ownership guideline for each executive is based on the executive's position. For 2018, the guideline for Chairman and CEO was 4.5 times base salary, and the guidelines for other Company officers (including the other Named Executive Officers) ranged from 2.0 to 3.5 times their base salaries. Each executive

37 OGE Energy Corp. 2019 Proxy Statement

is expected to achieve the applicable ownership guideline within five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level equal to the aggregate of their five most recent annual equity retainer grants.
Financial Restatement. It is the Board of Directors' policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.
No Share Recycling Under Stock Incentive Plan. The Company may not reissue any shares under the Plan that the Company retains as payment of the exercise price of stock options or SARs or to satisfy the withholding or employment taxes due upon the grant, exercise, vesting or distribution of stock options or SARs. The Company has never issued SARs under its existing or any prior Stock Incentive Plan and has not issued any stock options since 2004. The Compensation Committee has no intention of authorizing the issuance of stock options or SARs in the foreseeable future.

Risk Assessment. The profile of our compensation programs are designed to motivate performance while not promoting behaviors that create undue risk. Specifically, the Compensation Committee reviews, with the assistance of Mercer, its compensation consultant, various factors that balance performance and risk in establishing executive compensation programs, setting compensation levels and selecting performance goals for payouts of annual awards under the Company's Annual Incentive Plan and long-term goals under the Company's Stock Incentive Plan. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan are equity-based and, for the performance-based components, require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock. The Compensation Committee believes that the following features of our policies and practices serve to mitigate material risks arising from our compensation policies and practices:

•	Performance goals are clear, easily identifiable and are based on measures that are generally accepted in the industry, such as earnings, operating and maintenance expenses and TSR.

•	Long-term incentives have three-year vesting periods to encourage long-term decision making and value creation.

•	The Company's annual and long-term plans were approved by shareholders.

•	The plans have limits on maximum payouts.

•	The calculations of the level of performance for determining amount of payouts are checked and confirmed by Internal Audit.

•	The Compensation Committee must approve the payouts and can reduce the payouts.

•
Our stock ownership guidelines are designed to promote executive officers having a substantial stake in the Company so that executives' interests are long-term in nature and therefore aligned with shareholders.

•	Clawback policies are in place, giving us the right to pursue and recoup incentive awards that were earned based on certain financial results that were subsequently the subject of a restatement.

Tax and Accounting Issues.
Deductibility of Executive Compensation. A federal tax law (Section 162(m)) currently limits our ability to deduct certain executive's compensation in excess of $1,000,000 unless such compensation qualifies as "performance-based compensation" or certain other exceptions are met. The Tax Cuts and Jobs Act eliminated the exception for "performance-based compensation" generally, but the Compensation Committee continues to analyze the appropriateness of certain grandfather provisions to maintain the deductibility of "performance-based compensation" for a limited time period. The Compensation Committee reserves the right to pay compensation that exceeds Section 162(m)'s deductibility limit.
Nonqualified Deferred Compensation. The Company's various employee plans comply with the tax rules applicable to nonqualified deferred compensation arrangements. A more detailed discussion of the Company's nonqualified deferred compensation arrangements is provided below under the heading "Nonqualified Deferred Compensation."

2019 Proxy Statement OGE Energy Corp. 38

SUMMARY COMPENSATION TABLE
The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the president and CEO, the chief financial officer and the three other most highly compensated executive officers at December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
S. Trauschke,	2018	$959,504	$—	$3,336,615	$—	$1,249,850	$48,362	$100,606	$5,694,937
Chairman, President and Chief	2017	$949,998	$—	$3,185,347	$—	$524,589	$100,787	$124,161	$4,884,882
Executive Officer of the Company	2016	$840,000	$—	$1,904,458	$—	$887,804	$65,537	$76,188	$3,773,987
S.E. Merrill,	2018	$466,627	$—	$811,321	$—	$425,480	$21,313	$40,998	$1,765,739
Chief Financial Officer	2017	$462,010	$—	$827,929	$—	$178,585	$44,205	$53,368	$1,566,097
of the Company	2016	$440,003	$—	$498,769	$—	$325,527	$35,345	$36,790	$1,336,434
E.K. Mitchell,	2018	$503,610	$—	$847,395	$—	$431,070	$528,780	$34,288	$2,345,143
Chief Operating Officer	2017	$498,618	$—	$864,754	$—	$210,571	$663,934	$44,342	$2,282,219
of OG&E	2016	$484,099	$—	$609,759	$—	$342,359	$268,057	$31,256	$1,735,530
J.C. Leger, Jr.	2018	$364,499	$—	$470,182	$—	$289,711	$67,154	$15,257	$1,206,803
Vice President, Utility Operations	2017	$360,880	$—	$479,850	$—	$141,517	$280,210	$20,076	$1,282,533
of OG&E	2016	$353,808	$—	$341,648	$—	$232,345	$165,908	$14,491	$1,108,200
W. Sultemeier	2018	$425,610	$—	$596,781	$—	$312,262	$—	$57,007	$1,391,660
General Counsel of the Company and	2017	$365,380	$50,000	$881,644	$—	$121,239	$—	$174,104	$1,592,367
of OG&E

(1)	Mr. Sultemeier received a payment of $50,000 in January 2017 under the terms of his employment agreement, which is described under "Change-of-Control Agreements and Other Arrangements" on page 37.

(2)
Amounts in this column reflect the grant date fair value amount of equity-based performance units granted in the applicable year. The grant date fair value amount is based on a probable value of these awards, or target value, of 100 percent payout. All performance units (other than two awards to Mr. Sultemeier) are subject to a three-year performance period. The terms of (i) 75 percent of the performance units granted in 2018 entitle such officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over a three-year period measured against the total shareholder return for such period by a peer group selected by the Compensation Committee and (ii) 25 percent of the performance units granted in 2018 entitle such officer to receive from 0 percent to 200 percent of the performance units granted based on the growth in OG&E's EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. The assumptions used in the valuation are discussed in Note 6 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018. Assuming achievement of the performance goals at the maximum level, the grant date fair value of the performance units granted in 2018 and included in this column would be: Mr. Trauschke, $6,673,230; Mr. Merrill, $1,622,642; Mr. Mitchell, $1,694,790; Mr. Leger, $940,364 and Mr. Sultemeier, $1,193,562. As part of Mr. Sultemeier's employment arrangement upon joining the Company as General Counsel in January 2017, Mr. Sultemeier received two additional long-term awards, one with a targeted amount of 33 percent of his salary for the one-year performance period ending December 31, 2017 and one with a targeted amount of 67 percent of his salary for the two-year performance period ending December 31, 2018. With the exception of the performance periods, the terms of these awards were identical to the long-term awards made in February 2017 to all Named Executive Officers, including Mr. Sultemeier, for the three-year performance period ending December 31, 2019.

(3)	Amounts in this column reflect payments under our Annual Incentive Plan.

(4)
Amounts in this column reflect the actuarial increase in the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Mr. Sultemeier is not eligible to participate in the Pension Plan. The amounts for 2016 and 2017 were decreased from previously reported amounts to correct an over-valuation.

(5)
Amounts in this column for 2018 reflect: (i) for Mr. Trauschke, $89,046 (401(k) Plan and Deferred Compensation Plan), $1,234 (insurance premiums) and $10,326 (use of a company car, payment of social membership dining and country club

39 OGE Energy Corp. 2019 Proxy Statement

dues and payment for an annual physical exam); (ii) for Mr. Merrill, $38,712 (401(k) Plan and Deferred Compensation Plan), $1,113 (insurance premiums) and $1,173 (perquisites such as payment for an annual physical exam); (iii) for Mr. Mitchell, $32,138 (401(k) Plan and Deferred Compensation Plan), $1,163 (insurance premiums) and $987 (perquisites such as payment for an annual physical exam); (iv) Mr. Leger, $12,375 (401(k) Plan and Deferred Compensation Plan), $932 (insurance premiums) and $1,950 (perquisites such as payment for an annual physical exam) and (v) Mr. Sultemeier, $54,684 (401(k) Plan and Deferred Compensation Plan), $1,023 (insurance premiums) and $1,300 (perquisites such as payment for an annual physical exam). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as 401(k) Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. Amounts in the column include the value of the perquisites for the Named Executive Officers, but, in each instance the amount was less than $11,000 in 2018.

2019 Proxy Statement OGE Energy Corp. 40

Grants of Plan-Based Awards Table for 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
S. Trauschke		—	$959,504	$1,439,256				N/A	N/A	N/A
	2/20/18				—	94,248	188,496				$3,336,615
S.E. Merrill		—	$326,639	$489,959				N/A	N/A	N/A
	2/20/18				—	22,917	45,834				$811,321
E.K. Mitchell		—	$352,527	$528,791				N/A	N/A	N/A
	2/20/18				—	23,936	47,872				$847,395
J.C. Leger, Jr.		—	$236,924	$355,386				N/A	N/A	N/A
	2/20/18				—	13,281	26,562				$470,182
W. Sultemeier		—	$255,366	$383,049				N/A	N/A	N/A
	2/20/18				—	16,857	33,714				$596,781

(1)	Amounts reflect the grant date fair value based on a probable value of these awards, or target value, of 100 percent payout.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table for 2018 above represent the minimum, target and maximum amounts that would be payable pursuant to the 2018 annual incentive awards made under the Annual Incentive Plan. As discussed in the Compensation Discussion and Analysis above, the amount that each executive officer received was dependent upon performance against the following performance measures: the OG&E Earnings Target, the O&M Target, the Safety Target and the Customer/Operations Target. For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2018, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company's Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company's Common Stock. As discussed in the Compensation Discussion and Analysis above, the terms of 75 percent of the performance units granted to each executive officer in 2018 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over the three-year period ending December 31, 2020 (defined as share price increase (decrease) since December 31, 2017 plus dividends paid during the three-year period, divided by share price at December 31, 2017) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's total shareholder return performance consists of approximately 40 utility holding companies and gas and electric utilities in the EEI Index. At the end of the performance period on December 31, 2020, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's total shareholder return is below the 50th percentile of the peer group, with a 25 percent payout for performance at the 25th percentile and no payout for performance below the 25th percentile.

For the remaining 25 percent of performance units granted in 2018, such officer is entitled to receive from 0 percent to 200 percent of the performance units granted depending upon the growth in OG&E's EPS over the three-year period ending December 31, 2020. The growth in OG&E's EPS for these officers will be measured from $1.53 per share earned in 2017 from OG&E's continuing operations, against the Earnings Growth Target (3.4 percent per year) set by the Compensation Committee for such period. At the end of the three-year performance period on December 31, 2020, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the rate of growth of OG&E's EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200 percent for growth rates at or above 7.0 percent per year and for payout of less than 100 percent for growth rates below the Earnings Growth Target, with no payouts for growth rates below 1.0 percent per year.

41 OGE Energy Corp. 2019 Proxy Statement

For 2018, "Salary" for the Named Executive Officers accounted for approximately 20 percent to 38 percent of total direct compensation (i.e., salary plus targeted annual and long-term incentive compensation), while incentive compensation accounted for approximately 62 percent to 80 percent of total direct compensation, assuming achievement of a target level of performance for each Named Executive Officer.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
S. Trauschke	—	—	—	N/A	N/A	N/A	N/A	188,496	(4)	$7,387,158
								159,158	(5)	$6,237,402
S.E. Merrill	—	—	—	N/A	N/A	N/A	N/A	45,834	(4)	$1,796,234
								41,368	(5)	$1,621,212
E.K. Mitchell	—	—	—	N/A	N/A	N/A	N/A	47,872	(4)	$1,876,104
								43,208	(5)	$1,693,322
J.C. Leger, Jr.	—	—	—	N/A	N/A	N/A	N/A	26,562	(4)	$1,040,965
								23,976	(5)	$939,619
W. Sultemeier	—	—	—	N/A	N/A	N/A	N/A	33,714	(4)	$1,321,252
								21,952	(5)	$860,299

(1)	There are no stock options outstanding.

(2)	The number of units is based on achieving maximum performance resulting in payout of 200 percent of target.

(3)	Values were calculated based on a $39.19 closing price of the Company's Common Stock, as reported on the NYSE at December 31, 2018.

(4)	These amounts represent performance units for the performance period January 1, 2018 through December 31, 2020.

(5)	These amounts represent performance units for the performance period January 1, 2017 through December 31, 2019.

2019 Proxy Statement OGE Energy Corp. 42

2018 Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Share Value Realized on Vesting ($)(3)	Dividend Equivalents on Share Value Realized ($)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
S. Trauschke	—	$—	161,359	$6,323,659	$616,390	$6,940,049
S.E. Merrill	—	$—	42,259	$1,656,130	$161,430	$1,817,560
E.K. Mitchell	—	$—	51,663	$2,024,673	$197,352	$2,222,025
J.C. Leger, Jr.	—	$—	28,947	$1,134,433	$110,576	$1,245,009
W. Sultemeier	—	$—	11,952	$468,399	$31,852	$500,251

(1)	There are no stock options outstanding.

(2)
As explained above, the Company's performance for the three-year performance period ended December 31, 2018 was above the target level of performance for the TSR and OG&E EPS awards, resulting in a payout of 189 percent of the 2016 performance units. For Mr. Sultemeier, as explained above, he received a grant for the two-year performance period ended December 31, 2018. For this two-year period, the Company's performance was above the target level of performance for the TSR and OG&E EPS awards, resulting in a payout of 163 percent of these 2017 performance units. Number of shares acquired on vesting indicates gross shares and does not contemplate shares withheld for the payment of income taxes.

(3)	Values were calculated based on a $39.19 closing price of the Company's Common Stock, as reported on the NYSE at December 31, 2018.

2018 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
S. Trauschke	Qualified Plan	9.67	$143,438	$—
	Restoration Plan	9.67	$376,268	$—
S.E. Merrill	Qualified Plan	11.33	$165,056	$—
	Restoration Plan	11.33	$141,292	$—
E.K. Mitchell	Qualified Plan	24.08	$1,284,515	$—
	Restoration Plan	24.08	$2,629,418	$—
J.C. Leger, Jr.	Qualified Plan	26.00	$1,311,652	$—
	Restoration Plan	26.00	$1,292,732	$—
W. Sultemeier	Qualified Plan	—	$—	$—
	Restoration Plan	—	$—	$—

(1)	Generally, a participant's years of credited service are based on his or her years of employment with the Company.

(2)
Amounts in this column reflect the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

Employees hired or rehired on or after December 1, 2009 do not participate in the Pension Plan but are eligible to participate in the 401(k) Plan where, for each pay period, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation. As discussed above, employees hired or rehired before December 1, 2009 are also eligible to participate in the 401(k) Plan, and the Company contribution for each such participant varies

43 OGE Energy Corp. 2019 Proxy Statement

depending on the participant's hire date, election with respect to participation in the Pension Plan and, in some cases, years of service.

Retirement benefits under the Pension Plan are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. The benefits payable under the Pension Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code or should the participant defer compensation to the Company's nonqualified Deferred Compensation Plan discussed below, the Restoration of Retirement Income Plan will provide benefits through a lump-sum distribution following retirement as provided in the Restoration of Retirement Income Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Pension Plan because of the Code limits or deferrals to the nonqualified Deferred Compensation Plan. The Company and its subsidiaries fund the estimated benefits payable under the Restoration of Retirement Income Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Restoration of Retirement Income Plan. Of the Named Executive Officers, Mr. Mitchell and Mr. Leger are eligible for early retirement, and based on meeting certain Pension Plan requirements, Mr. Mitchell and Mr. Leger are entitled to 100 percent of their benefit, as indicated in the table above.

2018 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
S. Trauschke	$263,478	$82,555	$(69,577)	$—	$2,270,331
S.E. Merrill	$39,569	$23,932	$15,203	$—	$546,582
E.K. Mitchell	$117,194	$25,817	$312,071	$—	$2,050,588
J.C. Leger, Jr.	$—	$—	$152,197	$—	$951,456
W. Sultemeier	$13,096	$26,191	$(4,755)	$—	$49,176

(1)
All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 39. The specific aggregate amounts reported for each of such officers is: S. Trauschke, $346,033; S.E. Merrill, $63,501; E.K. Mitchell, $143,011; J.C. Leger, Jr., $0; and W. Sultemeier, $39,287.

(2)
Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: S. Trauschke, $1,993,875; S.E. Merrill, $467,878; E.K. Mitchell, $1,595,506; J.C. Leger, Jr., $799,259; and W. Sultemeier, $14,644.

The Company provides a nonqualified deferred compensation plan which is intended to be an unfunded plan. The plan's primary purpose is to provide a tax-deferred capital accumulation vehicle for a select group of management, highly compensated employees and non-employee members of the Board of Directors of the Company and to supplement such employees' 401(k) Plan contributions as well as offering this plan to be competitive in the marketplace. Eligible employees who enroll in the plan have the following deferral options: (i) eligible employees may elect to defer up to a maximum of 70 percent of base salary and 100 percent of annual bonus awards; or (ii) eligible employees may elect a deferral percentage of base salary and bonus awards based on the deferral percentage elected for a year under the 401(k) Plan with such deferrals to start when maximum deferrals to the qualified 401(k) Plan have been made because of limitations in that plan. Eligible directors may also elect to defer up to a maximum of 100 percent of directors' annual cash retainer.
The Company matches employee (but not non-employee director) deferrals to make up for any match lost in the 401(k) Plan because of deferrals to the deferred compensation plan and to allow for a match that would have been made under the 401(k) Plan on that portion of either the first six percent of total compensation or the first five percent of total compensation, as applicable, depending on prior participant elections, deferred that exceeds the limits allowed in the 401(k) Plan. Matching credits vest based on years of service, with full vesting after three years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.

2019 Proxy Statement OGE Energy Corp. 44

Deferrals, plus any Company match, are credited to a recordkeeping account in the participant's name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. In 2018, those investment options (and investment returns) included:

Investment Fund Option	Investment Return
Company Common Stock Fund	23.93%
VIF Money Market (Goldman Sachs)	1.74%
VIT Total Return Admin (PIMCO)	(0.53)%
American Century VP	(2.82)%
VIT Value Svc (MFS)	(10.36)%
Stock Index Initial (Dreyfus)	(4.63)%
IS Growth 2 (American Funds)	(0.25)%
Mid Cap Value Portfolio (American Century)	(12.84)%
Janus Henderson VIT	(0.66)%
Small Cap (Dimensional Fund Advisors)	(15.87)%
VIF Small Company Growth (Vanguard)	(7.22)%
VIT II International Value Svc (MFS)	(9.72)%
IS International 2 (American Funds)	(13.13)%
Model Portfolio – Conservative (The Newport Group)	(1.76)%
Model Portfolio – Moderate/Conservative (The Newport Group)	(3.60)%
Model Portfolio – Moderate (The Newport Group)	(5.25)%
Model Portfolio – Moderate/Aggressive (The Newport Group)	(6.70)%
Model Portfolio – Aggressive (The Newport Group)	(8.25)%

As noted in the table above, The Newport Group, the administrator of the plan, provides five model portfolios using the investment options in the Company's Deferred Compensation Plan to span the risk profile from conservative to aggressive. The conservative portfolio is constructed to provide higher expected returns than a money market fund while only taking 10 percent to 30 percent of the risks associated with the stock market. The moderate/conservative portfolio is designed to provide modest expected portfolio growth while taking only 30 percent to 50 percent of the short-term risk associated with the stock market. The moderate portfolio is managed to provide expected capital appreciation over a market cycle. This portfolio will experience 50 percent to 70 percent of the risks associated with the stock market. The moderate/aggressive portfolio is managed to be a diversified stock portfolio that includes a fixed income component to reduce volatility. The portfolio will experience 70 percent to 90 percent of the risks associated with the stock market. Over the long term, the aggressive portfolio is intended to provide for the maximum expected long-term growth of capital. This portfolio will take 100 percent of the risks associated with the stock market.
Normally, payments under the deferred compensation plan begin within one year after retirement. For these purposes, normal retirement age is 65, and the minimum age to qualify for early retirement is age 55 with at least five years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and bonuses deferred under the plan. If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50 percent of the participant's account balance at retirement, the spouse's age and actuarial assumptions established by the Company's Plan Administration Committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance under the deferred compensation plan at December 31, 2004, subject to a penalty of 10 percent of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, may also be permitted at the discretion of the Company's Plan Administration Committee.

45 OGE Energy Corp. 2019 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company's directors and principal officers, (ii) the Company's executive compensation policy and (iii) the Company's benefit programs.

The Compensation Committee has five members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.
Compensation Committee

James H. Brandi, Member
Luke R. Corbett, Member
David L. Hauser, Member
Judy R. McReynolds, Chair
Sheila G. Talton, Member

2019 Proxy Statement OGE Energy Corp. 46

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into change of control agreements with each officer of the Company, including each of the Named Executive Officers, that will become effective only upon a change of control of the Company. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. Under the agreements, a change of control generally means (i) any acquisition of 20 percent or more of the Company's Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company's employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a "business combination") (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.
Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company. During this three-year period following a change of control of the Company, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.
If an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual bonus. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a "specified employee" (within the meaning of Section 409A of the Code), payment of the prorated bonus and severance payment will be delayed until the first day of the seventh month following the officer's termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer.
Assuming that a change of control had occurred and the Named Executive Officers were terminated on December 31, 2018, then the Named Executive Officers would have been entitled to the following lump sum severance payments under their change of control agreements: S. Trauschke, $6,605,968; S.E. Merrill, $2,667,400; E.K. Mitchell, $2,794,693; J.C. Leger, Jr., $1,956,088; and W. Sultemeier, $2,206,237. For these purposes, it is assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. The Named Executive Officers would also be entitled to outplacement services, valued at $50,000 each, and continued welfare benefits for three years at a value of $35,280 each. For these purposes we have assumed that health care costs will remain constant. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the 2018 Pension Benefits Table on page 43. Finally, matching credits under the nonqualified Deferred Compensation Plan would vest and the officers would be entitled to the benefits set forth in the 2018 Nonqualified Deferred Compensation Table on page 44.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; all restricted stock units will vest and be paid out immediately in cash; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Assuming that a change of control occurred on December 31, 2018 and that the price of the Company's Common Stock (and the change of control price) was $39.19 (the closing price on December 31, 2018), then the Named Executive Officers would have been entitled to the following lump sum payments for performance unit awards: S. Trauschke, $6,812,280; S.E. Merrill, $1,708,723; E.K. Mitchell, $1,784,713; J.C. Leger, Jr., $990,292; and W. Sultemeier, $1,090,775. In addition, each Named Executive Officer would have received the same payout of the earned annual incentive compensation for 2018 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 39 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2018 as reflected in the Stock Awards - Value Realized on Vesting column in the 2018 Option Exercises and Stock Vested Table on page 43. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. There were no stock options outstanding as of December 31, 2018.

47 OGE Energy Corp. 2019 Proxy Statement

If a Named Executive Officer terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual's termination, and to a prorated payout (based on the individual's number of full months of employment during the applicable performance period) for other outstanding annual and long-term incentive awards when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the Named Executive Officers terminated their employment as a result of death, disability or retirement on December 31, 2018, each executive officer would have received the same payout of the earned annual incentive compensation for 2018 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 39 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2018 as reflected in the Stock Awards - Value Realized on Vesting column in the 2018 Option Exercises and Stock Vested Table on page 43. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. For the outstanding grants of performance units whose performance periods ends on December 31, 2019 and December 31, 2020, and assuming that the Named Executive Officers terminated their employment as a result of death, disability or retirement on December 31, 2018, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of the Company's Common Stock was $39.19 (the closing price on December 31, 2018) at the time payouts of such performance units occurred, then the Named Executive Officers would be entitled to receive the Company's Common Stock having the following values at the time payout of such performance units occurred: S. Trauschke, $2,079,134 for the performance units whose performance period ends December 31, 2019 and $1,231,193 for the performance units whose performance period ends December 31, 2020; S.E. Merrill, $540,404 for the performance units whose performance period ends December 31, 2019 and $299,372 for the performance units whose performance period ends December 31, 2020; E.K. Mitchell, $564,441 for the performance units whose performance period ends December 31, 2019 and $312,684 for the performance units whose performance period ends December 31, 2020; J.C. Leger, Jr., $313,206 for the performance units whose performance period ends December 31, 2019 and $173,494 for the performance units whose performance period ends December 31, 2020; and W. Sultemeier, $286,766 for the performance units whose performance period ends December 31, 2019 and $220,209 for the performance units whose performance period ends December 31, 2020.

In addition to the benefits described above, upon retirement, the Named Executive Officers will be entitled to receive the retirement benefits described in the 2018 Pension Benefits Table on page 43 and the nonqualified deferred compensation benefits set forth in the 2018 Nonqualified Deferred Compensation Table on page 44 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000.

2019 Proxy Statement OGE Energy Corp. 48

SECURITY OWNERSHIP

The following table shows the number of shares of the Company's Common Stock beneficially owned on March 1, 2019, by each Director, by each of the Named Executive Officers by all Executive Officers and Directors as a group and by each shareholder owning five percent or more of the Company's Common Stock:

	Number of Common		Number of Common
	Shares (1) (2)		Shares (1) (2)
Frank A. Bozich	24,988	S. Trauschke	221,766
James H. Brandi	39,304	S.E. Merrill	65,905
Peter D. Clarke	4,651	E.K. Mitchell	114,696
Luke R. Corbett	138,298	J.C. Leger, Jr.	38,459
David L. Hauser	16,961	W. Sultemeier	9,627
Robert O. Lorenz	121,631
Judy R. McReynolds	26,246	All Executive Officers and Directors	983,573
David E. Rainbolt	2,315	(as a group of 22 persons)
J. Michael Sanner	8,952	BlackRock, Inc. (3)	28,041,935
Sheila G. Talton	20,198	40 East 52nd Street
		New York, NY 10022
		The Vanguard Group (4)	20,138,196
		100 Vanguard Blvd.
		Malvern, PA 19355

(1)
Ownership by each executive officer is less than 0.2 percent of the class, by each director other than Mr. Trauschke is less than 0.1 percent of the class and, for all executive officers and directors as a group, is less than 1.0 percent of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 108,691 shares of the Company's Common Stock representing their interest in shares held under the Company's 401(k) Plan and Deferred Compensation Plan for which in certain instances they have voting power but not investment power.

(2)
Amounts shown for Messrs. Bozich, Brandi, Clarke, Corbett, Hauser, Lorenz, Rainbolt and Sanner and Mses. McReynolds and Talton include, 9,988; 31,303; 2,800; 137,167; 15,960; 115,630; 314; 8,877; 25,245; and 20,198 common stock units, respectively, under the Company's Deferred Compensation Plan.

(3)
Based on a Schedule 13G filed on January 31, 2019, BlackRock, Inc. along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 14.0 percent of the Company's outstanding Common Stock on March 1, 2019.

(4)
Based on a Schedule 13G filed on January 10, 2019, The Vanguard Group along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 10.1 percent of the Company's outstanding Common Stock on March 1, 2019.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2018 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plan:

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Price of Outstanding Options	Number of Securities Remaining Available for future issuances under equity compensation plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Shareholders	1,010,016	(1)	N/A	6,347,724	(2)
Equity Compensation Plans Not Approved by Shareholders	—		N/A	N/A

(1)
Comprised of performance units and restricted stock units which have been granted under the OGE Energy Corp. 2013 Stock Incentive Plan. For performance units, this represents the target number of performance units granted. Actual number of performance units earned, if any, is dependent upon performance and may range from 0 percent to 200 percent of the target. There were no outstanding stock options as of December 31, 2018.

49 OGE Energy Corp. 2019 Proxy Statement

(2)
Under the 2013 Stock Incentive Plan, restricted stock, restricted stock units, stock options, SARs and performance units may be granted to officers, directors and other key employees. Amount represents the maximum shares available for future issuances under OGE Energy Corp.'s equity compensation plan assuming settlement of the performance units at target.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company's Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. To our knowledge, all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2018 and through April 1, 2019, the date of filing this Proxy Statement.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the proxy statement for the Annual Meeting of Shareholders in 2020 must be received by the Company by December 3, 2019. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting of Shareholders and otherwise conforming to the rules of the SEC, will be included in the 2020 proxy statement.

If you intend to submit a shareholder proposal for consideration at the Annual Meeting of Shareholders, but do not want it included in the proxy statement, you must follow the procedures established by our bylaws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•	a brief description of the business you desire to bring before the Annual Meeting of Shareholders and your reasons for conducting such business at the Annual Meeting of Shareholders;

•	your name and address;

•	the number of shares of the Company's Common Stock which you beneficially own; and

•	any material interest you may have in the business being proposed.

Shareholders wishing to nominate a director candidate and have that candidate appear in the Company's proxy statement, should follow the procedures in the Company's bylaws and outlined on page 10 under "Corporate Governance - Director Qualifications and Nomination Process."

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only a single copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement for your household, please contact Computershare; P.O. Box 505000, Louisville, KY 40233-5000 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

2019 Proxy Statement OGE Energy Corp. 50

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only a single copy of our Notice of Internet Availability of Proxy Materials, or our Annual Report to Shareholders or proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only a single copy for your household, you should contact your bank, broker, or other nominee record holder.

51 OGE Energy Corp. 2019 Proxy Statement

LOCATION OF THE SKIRVIN HILTON HOTEL, GRAND BALLROOM

Directions to the Skirvin Hilton Hotel

From the west: Take I-40 east to the Shields Blvd exit. Turn north (left) at the light, toward downtown Oklahoma City. Continue on Shields Blvd/E.K. Gaylord Blvd for about half a mile, then turn left onto Sheridan Ave. Take the first right onto Broadway Ave. The Skirvin Hotel will be on the right side of the road at the intersection of Broadway and Park Ave.

From all other directions: Take the Oklahoma City Blvd. exit, follow Oklahoma City Blvd. until it intersects with E.K. Gaylord Blvd, then proceed as above.

*Parking available downtown including the Skirvin Hilton Hotel or Main Street Parking Garage.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy. Voting is available through 11:59 P.M. Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you access the web site.

OGE ENERGY CORP. P.O. BOX 321 OKLAHOMA CITY, OK 73101-0321 ATTN: TODD TIDWELL
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

[Shareholder Address]
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Voting is available through 11:59 P.M.
Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you call.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME OGE Energy Corp. Common Stock	CONTROL # à SHARES PAGE 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
1A - Frank A. Bozich	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2019.	☐	☐	☐
1B - James H. Brandi	☐	☐	☐
1C - Peter D. Clarke	☐	☐	☐
1D - Luke R. Corbett	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
1E - David L. Hauser	☐	☐	☐
1F - Judy R. McReynolds	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
1G - David E. Rainbolt	☐	☐	☐
1H - J. Michael Sanner	☐	☐	☐	4. Shareholder Proposal Regarding Simple Majority Vote	☐	☐	☐
1I - Sheila G. Talton	☐	☐	☐
1J - Sean Trauschke	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB#		Signature (Joint Owners)	Date	SEQUENCE #

LOCATION OF THE SKIRVIN HILTON HOTEL,
GRAND BALLROOM
1 Park Avenue
Oklahoma City, Oklahoma 73102

Directions to the Skirvin Hilton Hotel
From the west: Take I-40 east to the Shields Blvd exit. Turn north (left) at the light, toward downtown Oklahoma City. Continue on Shields Blvd/E.K. Gaylord Blvd for about half a mile, then turn left onto Sheridan Ave. Take the first right onto Broadway Ave. The Skirvin Hotel will be on the right side of the road at the intersection of Broadway and Park Ave. From all other directions: Take the Oklahoma City Blvd. exit, follow Oklahoma City Blvd. until it intersects with E.K. Gaylord Blvd, then proceed as above.

*Parking available downtown including the Skirvin Hilton Hotel or Main Street Parking Garage.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to vote by Internet, telephone, or complete and mail the proxy card above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

Annual Meeting of
OGE Energy Corp. Shareholders
Thursday, May 16, 2019 10:00 a.m.
The Skirvin Hilton Hotel, Grand Ballroom

The undersigned hereby appoints Luke R. Corbett and Sean Trauschke, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 18, 2019, at the Company's Annual Meeting of Shareholders to be held on May 16, 2019, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2019, FOR THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE.

PLEASE VOTE BY INTERNET, TELEPHONE, OR MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

Continued and to be marked, dated and signed on the other side